UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

DST Systems, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

333 West 11th Street
Kansas City, MO 64105

DST SYSTEMS, INC.

NOTICE AND PROXY STATEMENT

for

Annual Meeting of Stockholders

Tuesday, May 8, 2007

YOUR VOTE IS IMPORTANT

Please vote by telephone or the Internet as described on the Voting Card or mark, date and sign the card and promptly return it in the envelope provided.

Mailing of this Notice and Proxy Statement, the accompanying Voting Card and the 2006 Annual Report commenced on or about March 16, 2007.

DST Systems, Inc.
333 West 11th Street
Kansas City, Missouri 64105

Proxy Statement
and
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

We invite you to attend our annual meeting of stockholders.

Place:	Our principal executive offices:
333 West 11th Street, 3rd floor
Kansas City, Missouri
Time:	10:30 a.m., Central Time
Date:	Tuesday, May 8, 2007.

Stockholders will consider and vote upon the following matters:

•                     Election of Two Directors

•                     Ratification of the Audit Committee’s Selection of Independent Registered Public Accounting Firm

•                     Such other matters which stockholders may properly bring before the annual meeting or any adjournment of the meeting

The record date for determining which stockholders may vote at this meeting or any adjournment is March 12, 2007. We will provide the recordholder list during the annual meeting if any stockholder wishes to examine it for any purpose pertaining to the meeting. We will make the list available during regular business hours at the above address for the ten-day period before the annual meeting.

Please vote your shares, regardless of whether you plan to attend the meeting. Unless you received the materials electronically or through a broker or other nominee, you received a Voting Card that instructs you to vote through the Internet, by telephone or by signing and returning the card in the U.S. postage-paid envelope provided. If you received your materials electronically or through a broker or other nominee, please follow the instructions provided.

Whether you vote by telephone, through the Internet, or by mail, you are authorizing the Proxy Committee (and/or the trustee of DST benefit plans or any broker or nominee through which you hold shares) to vote as you specify on the two proposals. You are also authorizing them to vote in their discretion on other proposals a stockholder properly brings before the meeting. If you hold shares on behalf of an estate or corporation, in some other legal capacity or jointly, you confirm by voting that you have the authority to vote on behalf of all owners of the shares.

If you need assistance to attend the annual meeting because of a disability, please let us know by May 1, 2007. You may either contact our Corporate Secretary at the above address or call (816) 435-4636.

By Order of the Board of Directors,

Randall D. Young
Vice President, General Counsel and Secretary
The date of this Notice is March 16, 2007.

DST Systems, Inc.
333 West 11th Street
Kansas City, Missouri 64105

PROXY STATEMENT

PROXY STATEMENT

On or about March 16, 2007, we began mailing this Proxy Statement for our 2007 annual stockholders’ meeting, to you, our stockholders of record at the close of business on March 12, 2007 (our record date). We also mailed you the Annual Report on Form 10-K for the year ended December 31, 2006.

We will hold the annual meeting at 10:30 a.m. Central Time on Tuesday May 8, 2007, at our principal executive offices, 333 West 11th Street, 3rd Floor, Kansas City, Missouri 64105. At the meeting, our Board of Directors will present two proposals and solicit your vote on them.

Owning our common stock, par value $.01 per share, on the record date allows you to vote on the proposals. We have listed our common stock, our only class of voting securities, on the New York Stock Exchange.

This Proxy Statement contains a separate report by each of the Audit Committee and Compensation Committee of our Board. The two Board committee reports are “furnished”, not “filed”, for Securities Act of 1934 purposes. In those reports “we”, “ours”, “us” or similar terms mean the committee giving the report. Otherwise, such words or “the Company” mean DST Systems, Inc. and its subsidiaries.

This Proxy Statement references the Corporate Governance Guidelines, the Business Ethics and Legal Compliance Policy, and the charters of the Board’s Audit Committee, Compensation Committee, and Corporate Governance/Nominating Committee (Governance Committee). You can access each of these documents at the DST website, www.dstsystems.com. We will furnish you a copy without charge upon your written request to:

DST Corporate Secretary
333 W. 11th Street, 5th Floor
Kansas City, MO  64105

PROPOSALS

Our Board asks that you elect the two nominees for service on the Board and ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP, our independent registered public accounting firm. We do not know of any other matters on which you will vote at the annual meeting.

PROPOSAL 1
ELECT DIRECTORS

Our Bylaws divide our Board into three classes with their respective terms expiring each year in rotation. At each annual meeting, stockholders elect a class of directors for a full three-year term. Our Board asks you to elect Messrs. A. Edward Allinson and Michael G. Fitt for a three-year term expiring in 2010 or until their successors are elected and qualified. They are willing and able to continue serving as directors.

Mr.  Allinson has served on our Board for periods totaling over 25 years. Mr. Fitt has served on our Board over 11 years. Each serves on Board committees and is retired from executive officer positions at other companies, as described in the Members and Services section on pages 3 and 4.

Recordholders may appoint the Proxy Committee as their proxy. The Proxy Committee members are our officers listed on the Voting Card. If any Board nominee should become unavailable for election, the Proxy Committee will vote for another nominee proposed by the Governance Committee. Alternatively, the Board may reduce the number of directors to be elected at the meeting.

OUR BOARD RECOMMENDS THAT
YOU VOTE FOR MESSRS. ALLINSON AND FITT

PROPOSAL 2
RATIFY THE AUDIT COMMITTEE’S SELECTION
OF PRICEWATERHOUSECOOPERS

The Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2007. Our Board requests stockholders to ratify such selection.

PricewaterhouseCoopers will:

•       audit our consolidated financial statements and issue an Internal Control Attestation report for 2007

•       review certain reports we will file with the Securities and Exchange Commission

•       review as of December 31, 2007 our internal control over financial reporting

•  provide you and our Board with certain reports

•       provide such other services as the Audit Committee and its Chairman from time to time determine.

PricewaterhouseCoopers served as our independent registered public accounting firm for 2006, performing professional services for us. We expect representatives of PricewaterhouseCoopers to attend the annual meeting. We will allow them to make a statement if they desire and to respond to appropriate questions. The Audit Committee may retain another independent registered public accounting firm at any time during the year if it concludes that such change would be in your best interest.

OUR BOARD RECOMMENDS THAT
YOU RATIFY THE AUDIT COMMITTEE’S SELECTION
OF PRICEWATERHOUSECOOPERS

THE BOARD OF DIRECTORS

MEMBERS AND SERVICE

The following table identifies our eight directors. Thomas A. McDonnell and Thomas A. McCullough are executive officers. We do not employ the remaining directors.

DIRECTORS	Age	Dates of Service on our Board	Annual Meeting at Which Term Expires		Service on Committees of our Board	Registered Investment Company Directorships and Public Company Directorships Other than the Company
A. Edward Allinson(2)	72	September 1995 - present April 1977 - December 1990	2010	(1)	Audit Governance	Kansas City Southern
George L. Argyros(3)	70	February 2006 - present December 1998 - November 2001 (when he resigned to serve as United States Ambassador to Spain)	2008		Compensation Governance	First American Financial
Michael G. Fitt(4)	75	September 1995 - present	2010	(1)	Audit	—
Presiding Director					(Chairperson) Compensation Governance
Thomas A. McCullough(5)	64	January 1990 - present	2009		—	—
Thomas A. McDonnell(6)	61	June 1972 - present	2008		—	Blue Valley Ban Corp Commerce Bancshares Euronet Worldwide, Inc. Garmin Ltd. Kansas City Southern
William C. Nelson(7)	69	January 1996 - present	2009		Audit Compensation Governance (Chairperson)	Great Plains Energy
Travis E. Reed(8)	72	July 2002 - present	2009		Audit Compensation Governance	—
M. Jeannine Strandjord(9)	61	January 1996 - present	2008		Audit Compensation (Chairperson) Governance	Six registered investment companies that are part of American Century Funds Charming Shoppes, Inc. Euronet Worldwide, Inc.

(1)          Their terms will expire in 2010 if stockholders elect them at the 2007 annual meeting.

(2)          Mr. Allinson was Executive Vice President of State Street Bank and Trust Company and Executive Vice President of State Street Corporation, the parent company of State Street Bank, from March 1990 through December 1999. State Street Corporation is a financial services corporation that provides banking, trust, investment management, global custody, administration and securities processing services. From December 1999 through his retirement in October 2000, Mr. Allinson served as Chief Executive Officer and Chairman of the Board of EquiServe Limited Partnership, a stock transfer agent for publicly listed corporations which became, for a time, our wholly-owned subsidiary.

(3)          Except during his ambassadorship from November 2001 to November 2004, Ambassador Argyros has served from 1968 as Chairman and Chief Executive Officer of Arnel & Affiliates, a diversified investment company, and from 1987 as a general partner and the principal financial partner in Westar Capital, a private investment company.

(4)          Mr. Fitt was Chief Executive Officer and Chairman of GE Employers Reinsurance Corporation, a reinsurance company, from 1980 through 1992 and its President from 1979 through October 1991. He retired from GE Employers in 1992. Mr. Fitt’s role as a Presiding Director is to lead private sessions of our Board at which management is not present and to receive communications from stockholders.

(5)          Mr. McCullough has served as our Executive Vice President since April 1987 and as our Chief Operating Officer since May 2001. His responsibilities include full-service mutual fund processing, remote service mutual fund client servicing, Automated Work Distributor products, information systems, product sales and marketing, and data centers. From September 2000 through 2003, he served as Chief Executive Officer, and since September 2000 he has served as Chairman, of Boston Financial Data Services, Inc., our joint venture with State Street Corporation. Boston Financial Data Services performs shareowner accounting services for mutual fund companies and remittance and proxy processing, teleservicing and class action administration services.

(6)          Mr. McDonnell has served as our Chief Executive Officer since October 1984, and as our President since January 1973 (except for a 30-month period from October 1984 to April 1987). He served as Treasurer from February 1973 to September 1995.

(7)          In March 2001, Mr. Nelson became Chairman of George K. Baum Asset Management, which provides investment services to individual investors, companies, and charitable organizations. In March 2000, Mr. Nelson retired from his positions as President, Kansas City Region, of Bank of America, N.A. and as Chairman of Bank of America Mid-West. Mr. Nelson had served since June 1988 as an executive officer of certain banks acquired by Bank of America.

(8)          Mr. Reed is founder of Reed Investment Corporation, which acquires equity interests in various businesses, and has served as its President since 1977.

(9)          Ms. Strandjord is a retired executive of Sprint Corporation, a telecommunications company. From September 2003 until her retirement in November 2005, she served Sprint as Senior Vice President and Chief Integration Officer. Prior to holding such office she served in various Sprint positions: Senior Vice President of Financial Services (between January 2003 and September 2003); Senior Vice President of Finance for the Global Markets Group (between November 1998 and December 2002); Senior Vice President and Treasurer (from 1990 to November 1998); and Vice-President and Controller (from 1986 through 1989).

COMMITTEES AND MEETINGS

Our Board met six times in 2006. The Board appoints the members of the three Board committees: the Audit Committee, the Compensation Committee, and the Governance Committee. During 2006, the Audit Committee held four meetings, the Governance Committee held two meetings, and the Compensation Committee held five meetings.

Each director attended in 2006 all regular and special Board meetings and all meetings of Board committees on which such director served, with the exception of one director who could not attend one telephonic Board meeting. Our directors shall, whenever reasonably practicable, attend annual stockholders’ meetings. Each director attended the 2006 annual stockholders’ meeting. Non-employee directors, led by Presiding Director Michael G. Fitt, meet regularly in private session without management.

INDEPENDENCE AND ACCESSIBLITY

Non-Employee Director Independence.   New York Stock Exchange Standards, certain securities and tax laws, and our Corporate Governance Guidelines govern the independence of non-employee directors. A majority of our Board must be independent, and directors must be independent for purposes of Board committee service. Our Board has determined the independence of each of Ms. Strandjord, Ambassador Argyros, and Messrs. Allinson, Fitt, Nelson and Reed, who as a group, constitute a majority of the Board. To determine independence, the Board applied the independence standards contained in our Corporate Governance Guidelines. The Board uses the standards to determine whether a non-employee director has a material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us.

Under the Guidelines, the Board presumes a non-employee director is independent if the director:

•       during the preceding three years

•        has not been our employee and has no immediate family member (as defined in the Guidelines) whom we have employed as an executive officer

•        has not received, and has no immediate family member who has received, more than $100,000 in any twelve month period in direct compensation from us (other than in his or her capacity as a member of the Board or of any Board committee)

•       is not and has not been within the last three years, and has no immediate family member who is or has been within the last three years, employed as an executive officer by any company on whose compensation committee any one of our current executive officers concurrently serves or served

•       is not a current employee, and has no immediate family member who is a current executive officer, of

•        the Company

•        a company that made payments to or received payments from us for property or services in any of the last three fiscal years in an amount which exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, as reported in the last completed fiscal year of such company, or

•        a charitable organization to which we contributed in any of the last three fiscal years more than 2% of such charitable organization’s consolidated gross revenues or $1 million, whichever is greater

•       has no immediate family member who is a current employee of a firm that is our internal or external auditor and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice

•       is not and has no immediate family member who is a current partner of a firm that is our internal or external auditor

•       was not, and has no immediate family member who was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time

•       is not a current employee of a firm that is our internal or external auditor.

The Guidelines explain circumstances in which a director can be independent even though one or more of the above circumstances exist.

A non-employee director is independent for purposes of serving on the Audit Committee only if:

•       we have not paid any consulting, advisory or other fee to the director other than for serving on the Board or a Board committee

•       the director is not considered an affiliated person of ours under applicable securities regulations.

Interested Party and Stockholder Communication with Directors.   Interested parties and stockholders may communicate in writing with the Board, Presiding Director Michael G. Fitt, any director, or any group of directors such as all non-employee directors or all members of a Board committee. A vendor unaffiliated with us receives such communications and forwards them to directors. Please direct your communications to the directors in care of our vendor:

Clarence M. Kelley and Associates, Inc.
Attention: Patrick Quinn/DST
7945 Flint
Lenexa, Kansas 66214

NON-EMPLOYEE DIRECTOR COMPENSATION

COMPENSATION STRUCTURE

Only non-employee directors participate in the compensation structure we describe in this section. Thomas A. McDonnell, our Chief Executive Officer, and Thomas A. McCullough, our Chief Operating Officer, do not receive such compensation.

In 2003, the Compensation Committee recommended the current director compensation structure to our Board. Prior to recommending the compensation, the Compensation Committee engaged Deloitte Consulting LLP (Deloitte) to provide survey data on director compensation practices of companies the Committee and our Chief Financial Officer deemed to be our peers. The peer group was comprised of 13 companies, 12 of which are included in the peer group listed in our Compensation Discussion and Analysis. The Committee also obtained from Deloitte and reviewed general industry director compensation survey data for comparably sized companies.

After reviewing the combined survey data and considering Board and committee members’ duties and the Compensation Committee’s recommendations, our Board approved the following non-employee director compensation structure:

	Additional Annual		Fees per Meeting Attended
	Retainer for Board				Board
	Committee Chairperson		Board Meetings		Committee Meetings
Annual	DST Audit	Other	In	By	In	By
Retainer	Committee	Committees	Person	Teleconference	Person	Teleconference	Equity
$40,000	$10,000	$5,000	$5,000	$1,000	$2,000	$500	Restricted shares of our common stock, granted as of each annual stockholder meeting date, equal in value to $130,000 as of such date.

As shown in the above table, non-employee directors receive restricted stock. Subject to forfeiture for certain terminations from service and to accelerated vesting in limited circumstances, the restrictions lapse on the date of the third annual stockholders’ meeting after the date of grant. We issued the stock under the 2005 Non-Employee Directors’ Award Plan (Director Award Plan).

To address non-employee director retirement and tax planning, the Board allows non-employee directors to defer their compensation under the DST Systems, Inc. Directors’ Deferred Fee Plan, a nonqualified deferred compensation plan. Non-employee directors may annually elect to defer all or a part of any fees earned during the next calendar year. We credit each non-employee director’s account with the amount of fees deferred. We monthly adjust the account by a rate of return on a hypothetical investment the director selects among offered choices. If the non-employee director does not select hypothetical investments for all or a portion of the account, we adjust the account by an interest factor equal to a rate of return the Board selects. We continue to hold fees Mr. Allinson previously deferred under an earlier plan, also called the Directors’ Deferred Fee Plan, which terminated effective August 31, 1995. Each non-employee director is always fully vested in his or her account. We will distribute a non-employee director’s balance after he or she terminates Board service.

We purchase term life insurance for non-employee directors. Each director names the policy beneficiary. The Greater Kansas City Community Foundation, an unaffiliated non-profit foundation to which we donated prior to 2006, made contributions to director-designated charities during 2006 under the Non-Employee Director Matching Gift Program. The foundation, in its discretion, triple matches a non-employee director’s charitable contribution by making a donation in the director’s name up to a total annual foundation matching contribution per non-employee director of  $30,000. Non-employee directors also receive occasional sporting and other event tickets available from our season or block ticket purchases, and we allow spousal travel to an annual planning meeting and reimburse family entertainment at such meeting.

We have established a trust in connection with the Directors’ Deferred Fee Plan and terminated Directors’ Deferred Fee Plan. If a change in control occurs, we are required to fund the trust in an amount equal to the sum of the payout obligations under such plans. If we fail to honor obligations under such plans to a non-employee director, the trust is to distribute the required amount to the director. The trusts require us to be solvent to distribute trust accounts. Thus, trust assets are subject to the claims of our creditors in the event of our bankruptcy. The Board may revoke the trusts until we have a change in control. Unless we have a change in control or the Board extends the trusts, the trusts terminate on December 31, 2007. The trusts generally define change in control as, among other events:

•       stockholder approval (absent advance approval by a certain composition of the Board) of a merger or consolidation of the Company, or

•       a person becomes, without Board approval, the beneficial owner of 40% of the voting power of the Company.

2006 NON-EMPLOYEE DIRECTOR COMPENSATION

	A	B	C	D	E	F
Name	Fees Earned Or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
A. Edward Allinson	77,000	130,000	12,769	212,727	71	432,567
George L. Argyros	80,000	130,000	0	0	71	210,071
Michael G. Fitt	98,000	130,000	6,509	15,985	71	250,565
William C. Nelson	93,000	130,000	6,509	28,527	71	258,107
Travis E. Reed	88,000	130,000	6,509	0	71	224,580
M. Jeannine Strandjord	93,000	130,000	6,509	17,597	71	247,177

(1)          Each non-employee director received 2,063 restricted shares of our common stock as of the date of the 2006 annual meeting to satisfy our obligation to annually issue $130,000 of restricted stock from the Director Award Plan as part of non-employee director compensation. We determined the number of shares by dividing $130,000 by $63.02, the average of the highest and lowest reported sale price of our common stock on May 9, 2006, the date of the 2006 annual meeting. For our accounting assumptions in deriving the 2006 compensation expense amount in column B, see note (9) to the Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2006.

The following table shows each non-employee director’s number of outstanding unvested shares of our common stock as of December 31, 2006.

Name	Unvested Shares at December 31, 2006 (#)
A. Edward Allinson	7,861
George L. Argyros	2,063
Michael G. Fitt	7,861
William C. Nelson	7,861
Travis E. Reed	7,861
M. Jeannine Strandjord	7,861

(2)          Non-employee directors do not currently receive options as part of compensation. Non-employee directors have unexercised, vested stock options granted prior to 2004 when non-employee director compensation practices included stock option rather than restricted stock grants. For our accounting assumptions in deriving the 2006 compensation expenses attributable to such options and shown in column C, see note (9) to the Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2006. As of December 31, 2006, each non-employee director had outstanding options to purchase the number of shares of common stock shown below:

Name	Shares Subject to Options at December 31, 2006 (#)
A. Edward Allinson	6,760
George L. Argyros	0
Michael G. Fitt	5,000
William C. Nelson	5,000
Travis E. Reed	5,000
M. Jeannine Strandjord	5,000

(3)          Column D shows 2006 “above market” earnings (as defined in applicable securities regulations) on the Directors’ Deferred Fee Plan and terminated Directors’ Deferred Fee Plan accounts. We used 6% as the market earnings percentage, which is the average of 120% of the applicable monthly compounded federal long-term rates.

(4)          Column E amounts consist of term life insurance premiums for 2006.

VESTING, FORFEITURE AND PAYOUT TERMS AND CONDITIONS

Terminations of service, change in control and certain other events may affect award vesting and nonqualified deferred compensation payouts for our non-employee directors. The following table summarizes the terms of those arrangements.

Awards and Accounts	Death, Disability, Retirement(1)	Special Terminations(2)	Voluntary Termination Other than a Special Termination	Termination for Cause	Change in Control Occurs(3)
A. Annual Restricted Stock	Shares vest	Shares vest	Director forfeits shares	Director forfeits shares	Vesting does not accelerate but shares vest, if after change in control, director is not reelected
B. Directors’ Deferred Fee Plan Accounts(4)	Payout of account	Payout of account	Payout of account	Payout of account	No effect
C. Terminated Directors’ Deferred Fee Plan Account(4)	Payout of account	Payout of account	Payout of account	Payout of account	No effect
D. Stock Options	See note (5)	See note (5)	See note (5)	See note (5)	No effect because options are already vested

(1)          The governing award agreements and plans define “disability.” “Retirement” for annual restricted stock grant purposes (row A) is termination from service on or after age 59½. All non-employee directors are eligible to retire under this definition, and their shares will vest upon their termination of service other than for cause. “Retirement” under the terminated Directors’ Deferred Fee Plan (row C) for purposes of installment payouts (see note (4)) is termination of service on or after age 65. Mr. Allinson, the only non-employee director who has an account under this plan, is eligible to retire. “Retirement” under stock option agreements (row D) for purposes of the exercise term (see note (5)) is termination of service on or after age 60 with at lease five years of service on the Board. All non-employee directors with options other than Mr. Reed are eligible for retirement as defined in the option agreements. Mr. Reed becomes eligible on July 30, 2007, the fifth anniversary of his appointment to the Board.

(2)          A “special termination” from Board service occurs if the non-employee director:

•       is not nominated for reelection (provided such failure is not due to termination of service for cause)

•       declines a nomination

•       resigns:

•        pursuant to a requirement of the non-employee director’s employer (provided the Board determines that the non-employee director does not control the employer)

•        upon corporate counsel’s advice as a result of legal, regulatory, or other requirements that do not constitute termination for cause or relate to the non-employee director’s failure to perform director duties.

(3)          For vesting purposes for the restricted stock described in row A, a change in control generally occurs if:

•       incumbent directors cease to represent 75% of the Board

•       a person becomes the beneficial owner of 20% or more of the voting power of the Company without Board approval

•       a transaction is consummated in which pre-transaction stockholders will hold less than 60% of the voting power of the surviving entity

•       we liquidate or sell all or substantially all of our assets, other than to a related party, in a transaction approved by our stockholders.

For purposes of the plans and awards described in rows B, C, and D, a change in control generally occurs, among other events:

•       with stockholder approval (absent advance approval by a certain composition of the Board) of a merger or consolidation of the Company, or

•       if a person becomes, without Board approval, the beneficial owner of 40% of the voting power of the Company.

(4)          We pay account balances in a lump sum but will pay in installments not to exceed ten years if the Board so allows and the director has timely elected installments pursuant to plan provisions and applicable tax laws and regulations. Installment payouts of accounts under the terminated Directors’ Fee Plan cannot occur unless the participant retires (see note (1)). Non-employee directors have not made any retirement installment elections.

(5)          Non-employee directors, or if deceased then their beneficiaries, have one year after disability or death to exercise their outstanding stock options. If non-employee directors retire from the Board (see note (1)), they have the entire option term (ten years from the date of grant) to exercise their options. All non-employee director option holders other than Mr. Reed would have the entire option term to exercise if they terminated service other than for cause, and each such option holder has options that expire during 2013. Because Mr. Reed has not yet served five years on the Board, he would have ninety days from his termination date to exercise his options.

AWARD/ACCOUNT VALUES AT DECEMBER 31, 2006

If a non-employee director had terminated service as of December 31, 2006, and had not elected to receive account balances in installments as allowed by the deferred fee plans, he or she would have received the amounts shown in the following table from his or her plan accounts. If on December 31, 2006, a non-employee director had retired, or if a special termination, death, disability or a change-in-control had occurred, then unvested, restricted stock would have vested.

Name	Directors’ Deferred Fee Plan Account Balances December 31, 2006* ($)	Closing Market Value of Unvested Restricted Stock at December 31, 2006 ($)	Total ($)
A. Edward Allinson	7,667,374	492,334	8,159,708
George L. Argyros	0	129,206	129,206
Michael G. Fitt	866,812	492,334	1,359,146
William C. Nelson	884,474	492,334	1,376,808
Travis E. Reed	0	492,334	492,334
M. Jeannine Strandjord	206,307	492,334	698,641

*                    The accounts contain deferred fees earned for all years in which the director deferred fees as well as the earnings on such fees.

BOARD COMMITTEE MATTERS AND REPORTS

AUDIT COMMITTEE

We identify Committee members in the Members and Service table on page 3. Committee members serve one-year terms. As the Audit Committee charter provides, the Committee is responsible for:

•       appointing and approving the fees of the independent registered public accounting firm

•       reviewing audited financial statements and various other public disclosures

•       assisting the Board in overseeing our internal audit function, our legal and regulatory compliance, and the integrity of our financial statements and certain internal controls.

Our Board has determined that Ms. Strandjord, who meets New York Stock Exchange independence standards, is an “audit committee financial expert” as defined in securities regulations. Other members of the Audit Committee may also qualify as audit committee financial experts under such regulations. No Committee member serves on more than two other public company board of director audit committees.

Audit Committee Report

We reviewed and discussed the Company’s consolidated financial statements with management and PricewaterhouseCoopers, LLP, DST’s independent registered public accounting firm. PricewaterhouseCoopers gave us its opinion, and management represented, that the Company prepared its consolidated financial statements in accordance with generally accepted accounting principles. We discussed with the Company’s independent accountants the matters that Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, requires the Committee and the auditors to discuss.

PricewaterhouseCoopers gave us the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). We also discussed with PricewaterhouseCoopers its independence from management.

Based on the above discussions, we recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

THE AUDIT COMMITTEE

A. Edward Allinson
Michael G. Fitt
William C. Nelson
Travis E. Reed
M. Jeannine Strandjord

COMPENSATION COMMITTEE

Committee Structure.   We identify Committee members in the Members and Service table on page 3. Committee members serve one-year terms. As the Compensation Committee charter provides, the Committee is responsible for:

•       establishing policies and procedures for compensating executive officers and non-employee directors

•       obtaining compensation information from management

•       retaining independent compensation consultants

•       determining the structure and objectives of each element of executive officer compensation

•       setting annual and cumulative incentive compensation goals

•       approving awards under compensation and benefit plans

•       recommending to the Board the structure of non-employee director compensation

•       approving compensation disclosures.

Compensation Processes and Procedures.   This section describes the Committee’s written policies and procedures for determining executive and non-employee director compensation.

Executive Officer Compensation Practices.   The Committee is responsible for and has the authority to determine the components of executive officer compensation. The Committee seeks to provide competitive compensation packages that include cash and non-cash as well as short-term and long-term components. It also seeks to tie a portion of executive officer compensation to whether we achieve Company performance goals.

At least every other year, the Committee reviews executive officer compensation. For each review, the Committee may consider, and decide the weight it will give to, any combination of the following:

•       market competition for employees

•       market information regarding salaries, incentives and benefits

•       individual executive officer performance

•       Company or business unit performance

•       Company financial information

•       accounting effects of compensation

•       Company and individual tax issues

•       executive officer retention

•       executive officer health and welfare

•       executive officer retirement planning

•       executive officer responsibilities

•       effects of a potential change in control or of a Company transaction.

The Committee may request our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Company or business unit Human Resources Officer, General Counsel, or other management to recommend compensation package components, to communicate hiring and retention concerns and business unit personnel needs, and to provide:

•       market analysis data

•       product, service and business unit overviews

•       proposed benefit plan terms and conditions

•       financial, accounting and tax information

•       legal requirements for benefit plan and award structures

•       the value of outstanding awards and undistributed account balances

•       historical Company compensation data

•       Company performance data

•       executive officer evaluations.

The Committee relies on our Chief Financial Officer, Company or business unit Human Resources Officer, General Counsel, and other company management to implement executive officer compensation decisions and adopt appropriate compensation procedure internal controls.

The Committee develops the criteria for evaluating Chief Executive Officer performance and privately and annually reviews his performance against such criteria. The Chief Executive Officer periodically and privately discusses the Chief Operating Officer’s performance with the Committee. The Chief Executive Officer and the Chief Operating Officer periodically and privately discuss with the Committee their views of the performance of the other executive officers. The Committee may review human resources and business unit records, contact any officer about the performance or responsibilities of any other officer, and obtain from the Corporate Secretary responses by executive officers to an annual ethics policy compliance questionnaire.

The Committee may retain, at Company expense, an independent compensation consultant to advise the Committee on executive compensation practices and trends and to assist the Committee with any determination it will make under these procedures. The Committee selects, engages and instructs the consultant and may rely on our Chief Financial Officer, Corporate Secretary, or other management to coordinate the consultant’s work. In our Compensation Discussion and Analysis, we describe the Committee’s engagement of a consultant with respect to 2006 compensation.

Our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, or General Counsel contacts the Chairperson of the Committee with any proposed separation arrangement for an executive officer involuntarily terminating employment. The Committee Chairperson discusses the arrangement with a majority of Committee members. She reports the Committee’s determination regarding the proposed arrangement to management and makes a record of such determination at the next regularly scheduled Committee meeting.

Non-Employee Director Compensation Practices.   The Committee recommends components of non-employee director compensation to the Board. The Committee seeks to recommend competitive compensation packages that include both short-term and long-term components. Our Board is responsible for and has the authority to determine the components of non-employee director compensation.

In determining when to review non-employee director compensation, and whether to recommend that the Board modify it, the Committee may consider, and decide the weight it will give to, any combination of the following:

•       market competition for directors

•       securities law and New York Stock Exchange independence, expertise and qualification requirements

•       market information regarding director compensation at other public companies of comparable size and complexity

•       directors’ duties and responsibilities as set forth in Board committee charters and our Corporate Governance Guidelines

•       Company and individual tax issues

•       director retention

•       director welfare

•       director retirement planning

•       director compensation principles in our Bylaws and Corporate Governance Guidelines

•       legal or other changes in the required structure or duties of the Board

•       annual self-evaluations of our Board and its committees

•       the value of outstanding awards and undistributed account balances

•       historical director compensation data.

The Committee may request our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Company or business unit Human Resources Officer, General Counsel, or other management to provide:

•       proposed director benefit plan terms and conditions

•       financial, accounting and tax information

•       legal requirements for benefit plan and award structures.

The Committee and the Board rely on our Chief Financial Officer, Human Resources Officer, General Counsel, and other company management to implement director compensation decisions and adopt appropriate compensation procedure internal controls.

The Committee may retain, at Company expense, an independent compensation consultant to conduct a peer review or to advise the Committee on director compensation practices and trends. The Committee selects, engages, and instructs the consultant. The Committee may rely on our Chief Financial Officer or Corporate Secretary to coordinate the consultant’s work. The Non-Employee Director Compensation section describes the Committee’s engagement of a consultant with respect to current non-employee director compensation.

Compensation Committee Report

We reviewed and discussed with management the Compensation Discussion and Analysis section of this Proxy Statement. Based on such review and discussion, we recommended to the Board that this Proxy Statement include the Compensation Discussion and Analysis.

THE COMPENSATION COMMITTEE

George L. Argyros
Michael G. Fitt
William C. Nelson
Travis E. Reed
M. Jeannine Strandjord

GOVERNANCE COMMITTEE

Committee Functions and Structure.   We identify Committee members in the Members and Service table on page 3. Committee members serve one-year terms. As the Governance Committee charter provides, the Committee is responsible for:

•       identifying and recommending to the Board persons to serve as directors

•       evaluating independence and other qualifications of Board and committee members

•       recommending corporate governance guidelines to, and overseeing evaluations of, the Board

•       adopting and implementing policies and procedures for reviewing, approving and ratifying transactions of $120,000 or more with the persons listed in the Beneficial Ownership section or their immediate families

•       reviewing and performing certain administrative duties with respect to our Business Ethics and Legal Compliance Policy.

Director Nomination Matters.   In recommending nominees to the Board, the Governance Committee identifies candidates who meet the current challenges and needs of the Board. The Committee identifies and evaluates nominees through multiple sources including Board and management referrals. The Committee may seek input from third-party executive search firms. It did not use a search firm to recommend Messrs. Allinson and Fitt. It will consider director nominees timely proposed by stockholders in a written notice and evaluate stockholder nominees for director in the same manner it evaluates other nominees. However, it will consider and give weight to input about a nominee from management or incumbent directors.

In recommending a director nominee (including an incumbent director), the Governance Committee considers, among other factors:

•       whether the nominee meets the standards and has the qualities and experience to fulfill the responsibilities set forth in our Corporate Governance Guidelines

•       the nominee’s reputation and affiliations

•       the nominee’s commitment to prepare for and regularly attend meetings of the Board and committees

•       whether, if applicable, the nominee meets the New York Stock Exchange standards for independence and has qualifications and attributes necessary under applicable listing standards and laws and regulations for service on Board committees.

Additionally, in recommending an incumbent director for re-election, the Committee considers:

•       the nominee’s prior service on the Board

•       continued commitment to Board service

•       any changes in employment or other status that are likely to affect such nominee’s qualifications to serve.

Related Person Transaction Procedures.   Policies and procedures adopted by the Governance Committee address Committee review of transactions of $120,000 or more between the Company and a third party in which a “related person” has a direct or indirect material interest. A “related person” is a director, executive officer, 5% or more stockholder, or immediate family member of any such person.  Our Corporate Secretary reviews responses to director and officer questionnaires to determine whether any related person has, or during the relevant period has had, a direct or indirect material interest in a related person transaction. For each such transaction in which a director may have an interest, the Committee considers whether the related person serves on a Board committee and if so, whether such continued service is appropriate under securities regulations pertaining to such committee. The Committee determines whether to ratify the transaction considering:

•       the significance of the transaction to the Company

•       the best interests of our stockholders

•       our ethics policy requirements

•       the materiality of the transaction to the related person

•       whether the transaction is significantly likely to impair any judgments an executive officer or director would make on our behalf.

If the Committee does not approve or ratify a transaction, it discusses with management a strategy for terminating the transaction or modifying the structure of the transaction.

BENEFICIAL OWNERSHIP

For purposes of incorporating one of our subsidiaries in a foreign country, several executive officers hold a single share of the subsidiary’s stock. They collectively own less than 1% of the subsidiary. Otherwise, our executive officers and directors do not own stock in our subsidiaries.

The Board has a guideline that, within a reasonable period of time after a non-employee director’s initial appointment or election to the Board, the director is expected to beneficially own common stock. The Board expects that the fair market value of the stock equal or exceed three times the annual minimum cash retainer for serving as a Board member. Restricted stock counts toward the expected ownership. The Board will take personal circumstances into account in applying this guideline.

As of the record date (March 12, 2007), we had 65,502,567 shares of our common stock outstanding, including 2,756,933 shares of unvested restricted stock. The following table provides record date information concerning the beneficial ownership of such common stock by stockholders who have publicly filed a report acknowledging they own more than 5% of our outstanding common stock, our non-employee directors, our executive officers named in the Summary Compensation Table, and all of our non-employee directors and executive officers as a group.

Name and Address	Shares of our Common Stock(1)	Percent of Class(1)
George L. Argyros(2)(7)	8,854,339	13.5
Director
Wellington Management Company, LLP(3)	5,624,438	8.6
Iridian Asset Management, LLC, The Governor and Company of the Bank of Ireland, BIAM Holdings, BancIreland (US) Holdings, Inc., BIAM (US) Inc.(4)	5,337,150	8.1
T. Rowe Price Associates, Inc. (Price Associates)(5)	4,143,057	6.3
Marshall & Ilsley Corporation (M&I), parent of benefit plans trustee(6)	3,651,971	5.6
A. Edward Allinson(7)	122,957	*
Director
Jonathan J. Boehm(7)	319,546	*
Group Vice President—Mutual Funds Full Service
Michael G. Fitt(7)	97,229	*
Director
Kenneth V. Hager(7)	537,079	*
Vice President, Chief Financial Officer and Treasurer
Thomas A. McCullough(7)	968,203	1.5
Executive Vice President and Chief Operating Officer, Director
Thomas A. McDonnell(7)	2,463,319	3.7
President and Chief Executive Officer, Director
William C. Nelson(7)	88,154	*
Director
Travis E. Reed(7)	25,290	*
Director
M. Jeannine Strandjord(7)	90,273	*
Director
Robert L. Tritt (7)	344,096	*
Group Vice President—Mutual Funds Remote
All Executive Officers and Directors as a Group (17 Persons)(7)	14,893,033	21.5

*                    Less than 1% of our outstanding common stock.

(1)          As required by securities regulations, the number of shares shown includes exercisable options, and the percentage for each person or group is based on the number of shares outstanding as of the record date plus exercisable options. Except as otherwise stated in these notes, the holders have sole power to vote and dispose of the shares.

(2)          Ambassador Argyros’ address is c/o Arnel Development Company, 949 South Coast Drive, Suite 600, Costa Mesa, California 92626.  We based information with respect to Ambassador Argyros and his beneficial ownership on a Form 5 filed February 14, 2007. Ambassador Argyros reports sole power to vote or direct the voting and sole power to dispose or direct disposition of our common stock. The shares consist of:

•       4,697,913 shares held by Ambassador Argyros

•       900 shares held by the Leon & Olga Argyros 1986 Trust of which Ambassador Argyros is a trustee

•       28,125 shares held by the Argyros’ Children’s Trust II which is for the benefit of certain immediate family members of Ambassador Argyros and of which Ambassador Argyros is trustee

•       215 shares held by the George T. Poulos Trust of which Ambassador Argyros is the trustee

•       4,125,500 shares held by HBI Financial, Inc. of which Ambassador Argyros is sole stockholder

•       1,686 shares held by GLA Financial Corporation of which Ambassador Argyros is sole stockholder.

Ambassador Argyros disclaims beneficial ownership of the shares held by the Leon & Olga Argyros 1986 Trust, the Argyros Children’s Trust II, and the George T. Poulos Trust.

(3)          Wellington Management Company, LLP is located at 75 State Street, Boston, MA 02109. Wellington Management may be deemed to beneficially own the shares in its capacity as investment advisor. It shares power to vote or direct the vote of 3,630,633 of the shares and shares power to dispose or to direct the disposition of all the shares.

(4)          Iridian Asset Management LLC is located at 276 Post Road West, Westport, Connecticut 06880-4704. We based information with respect to Iridian and its beneficial ownership on a Schedule 13G dated February 5, 2007. Iridian shares voting power and dispositive power of the 5,337,150 shares with The Governor and Company of the Bank of Ireland, BIAM Holdings, BancIreland (US) Holdings, Inc., and BIAM (US) Inc., each of which has a direct or indirect interest in Iridian.

(5)          Price Associates is located at 100 E. Pratt Street, Baltimore, Maryland 21202. We based information with respect to Price Associates and its beneficial ownership on Amendment No. 1 dated February 14, 2007, to a Schedule 13G dated February 14, 2006. The Amendment No. 1 reports that Price Associates has sole dispositive power over the shares and sole voting power over 857,550 of the shares. A letter Price Associates sent us after the Amendment No. 1 filing states:

•       various individual and institutional investors served by Price Associates as investment adviser own the shares

•       Price Associates has power to direct investments and/or sole power to vote the securities

•       securities law reporting requirements deem Price Associates a beneficial owner of such securities but Price Associates expressly disclaims beneficial ownership of such securities.

(6)          M&I is located at 770 North Water Street, Milwaukee, Wisconsin 53202. We based information with respect to M&I and its beneficial ownership on an Amendment No. 2 dated February 13, 2007 to Schedule 13G dated February 11, 2005. M&I has the sole power to vote or direct voting, but disclaims beneficial ownership of 3,650,936 shares. M&I has the sole power to dispose or direct disposal of 1,035 shares. M&I holds 3,650,936 shares in one or more employee benefit plans where the securities regulations may view the custodian, M&I’s subsidiary Marshall and Ilsley Trust Company N.A., as having voting or dispositive authority in certain situations.

(7)          Of the total numbers of shares shown in the Beneficial Ownership table, the following numbers pertain to options or to restricted, indirectly held, unissued or pledged shares:

	Shares that may be acquired through option exercises	Restricted shares(a)	DST Shares in DST Employee Stock Ownership Plan accounts	DST Shares in DST 401(k) accounts	Miscellaneous indirect holdings(b)	Right to receive shares(c)	Shares pledged as security
A. Edward Allinson	69,440	7,861	—	—	—	—	—
George L. Argyros	0	2,063	—	—	4,156,426	—	—
Jonathan J. Boehm	222,987	77,635	174	—	—	—	—
Michael G. Fitt	57,970	7,861	—	—	28,075	—	—
Kenneth V. Hager	342,219	53,345	28,288	—	—	3,910	—
Thomas A. McCullough	505,811	146,232	—	—	—	10,055	—
Thomas A. McDonnell	1,577,492	212,015	—	—	—	18,029	—
William C. Nelson	63,570	7,861	—	—	200	—	—
Travis E. Reed	15,000	7,861	—	—	10,290	—	—
M. Jeannine Strandjord	55,890	7,861	—	—	1,000	—	—
Robert L. Tritt(d)	217,064	77,635	27,910	—	5,816	2,889	—
Executive Officers and Non-Employee Directors as a Group	3,726,292	922,938	59,398	950	4,202,886	37,512	21,363

(a)             The restrictive, forfeiture and accelerated vesting terms and conditions vary depending on the type of award. We describe each type of restricted stock in our compensation disclosures.

(b)            The individuals indirectly hold these shares in individual retirement accounts, trusts or otherwise.

(c)             In 2003, we granted deferred compensation in the form of a right to receive shares in connection with our elimination for accounting reasons of the reload feature of certain options to purchase our common stock. Column (d) shows the shares we have not yet issued to the officers who have the deferred compensation rights.

(d)            Mr. Tritt has disclaimed beneficial ownership as to 5,816 of the shares, which his wife owns.

INSIDER DISCLOSURES

Compensation Committee Interlocks and Insider Participation.   Board member and Chief Operating Officer Thomas A. McCullough is a non-executive officer of Boston Financial Data Services, our joint venture with State Street Corporation. Although Mr. McCullough and certain other of our officers and directors are members of the Boston Financial Data Services board of directors, no compensation committee interlocks exist. Boston Financial Data Services uses our mutual fund system and services as a remote services client. Certain of our subsidiaries provide printing, mailing and other services and license software to Boston Financial Data Services and its subsidiaries. For 2006, we had consolidated revenues of $128.4 million from Boston Financial Data Services and its subsidiaries. We also entered into a related party promissory note with Boston Financial Data Services on March 1, 2006. The agreement provides for unsecured revolving borrowings by us of up to $50 million and matures on July 1, 2010. The amount outstanding under this loan agreement was $50.0 million at December 31, 2006. For the year ended December 31, 2006, we recorded interest expense related to the loan of $1.9 million.

Related Person Transactions.   We purchase printing, binding and distribution services from On Demand Technologies, Inc. in which Board member and Chief Executive Officer Thomas A. McDonnell has a 13% interest. We paid On Demand Technologies $0.3 million for services during 2006. The Governance Committee has approved such relationship, concluding that On Demand Technologies provides services different in scope and type than the services our internal printing and mailing business provides and that its pricing is competitive.

Beneficial Ownership Reporting Compliance.   The securities regulations require our non-employee directors, certain of our officers, and each person who owns more than 10% of our common stock to file ownership reports with the Securities and Exchange Commission and the New York Stock Exchange. Based on our review of the reports, and our officers’ and directors’ written representations to us, we believe our reporting persons timely filed their 2006 required reports.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Engagement.   PricewaterhouseCoopers LLP served as our independent registered public accounting firm as of and for the year ended December 31, 2006. PricewaterhouseCoopers LLP performed professional services in connection with the audit of our consolidated financial statements and the review of reports we filed with the Securities and Exchange Commission. It reviewed management’s assessment of the effectiveness as of December 31, 2006 of our internal control over financial reporting and issued an Internal Control Attestation. It also reviewed control procedures of our mutual fund processing services and provided us certain other accounting, auditing and tax services.

PricewaterhouseCoopers fees for services related to 2006 and 2005 were as follows:

Type of Fees	2006($)	2005($)
Financial Statement Audit	2,560,809	3,122,486
Audit Related(1)(2)	1,758,812	1,886,424
Tax(1)(3)	1,715,185	2,466,285

(1)          The Audit Committee has determined that the provision of these services is compatible with maintaining the independence of PricewaterhouseCoopers.

(2)          A total of $1,703,812 of the 2006 amount and $1,817,149 of the 2005 amount was for attest services relating to Statement of Auditing Standards No. 70 reports and other controls reviews and approximately $55,000 of the 2006 amount and $69,275 of the 2005 amount was for financial statement audits of employee benefit plans.

(3)          A total of $792,548 of the 2006 amount and $1,525,781 of the 2005 amount was for U.S. federal, state and local tax planning and compliance and $922,637 of the 2006 amount and $940,504 of the 2005 amount was for international tax planning and compliance.

Engagement Procedures.   Audit Committee procedures prohibit the Committee from engaging an independent registered public accounting firm to perform any service it may not perform under the securities laws. The Audit Committee must pre-approve the independent registered public accounting firm’s annual audit of our consolidated financial statements. The procedures require the Committee or the Committee Chairman to pre-approve or reject any other audit or non-audit services the independent registered public accounting firm is to perform. The Committee has directed that its Chairman, with the assistance of our Chief Financial Officer, present and describe at regularly scheduled Audit Committee meetings all pre-approved services. The Committee has required management to present services for pre-approval within a specified period in advance of the date the services are to commence. The Committee regularly examines whether the fees for audit services exceed estimates. Securities regulations waive pre-approval requirements for certain non-audit services if their aggregate amount does not exceed specified amounts we pay to the independent registered public accounting firm. The procedures require the Committee or its Chairman to approve, prior to completion of the audit, any services subject to this waiver. We have not applied the waiver to a non-audit service. The Audit Committee pre-approved all services PricewaterhouseCoopers LLP rendered to us and our subsidiaries for 2006.

COMPENSATION DISCUSSION AND ANALYSIS

2006 COMPENSATION STRUCTURE

The Compensation Committee determines compensation for the named officers listed in the Summary Compensation Table. Named officers are our Chief Executive Officer, our Chief Financial Officer and our three executive officers other than the Chief Executive Officer and Chief Financial Officer receiving the highest total compensation for 2006.

For 2006, compensation elements included:

•        currently paid components consisting of

•       base salary

•       a cash incentive for meeting certain Company performance hurdles

•        long-term components consisting of

•       upfront restricted stock including 2006 in the vesting period and requiring performance and time hurdles for vesting

•       a deferred cash award for meeting Company performance hurdles at certain levels

•   post-termination and retirement benefits

•        perquisites

•        miscellaneous benefits.

In separate sections that follow, we state the objective of and explain each compensation element. The Committee has determined that the benefit to the executive, the Company and stockholders justifies the Company cost in providing each element.

CONSULTANT/MANAGEMENT SUPPORT TO THE COMMITTEE

From time to time, the Committee seeks data and advice from a compensation consultant. In late 2004, the Committee retained Deloitte Consulting LLC (Deloitte). In addition to the compensation services provided by Deloitte to the Committee, Deloitte affiliates provided certain tax related or financial advisory services to the Company. The Committee believes that, given the nature of these projects, the additional assignments did not impair Deloitte’s ability to provide an independent perspective to the Committee.

The Committee charged Deloitte with reviewing proxy statement data from companies in the computer software and services industry with revenues, market capitalization, size, scope and complexity that Deloitte and our Chief Financial Officer believed made them appropriate peers and with recommending short-term and long-term compensation package components. Deloitte researched, interpreted and submitted written materials to the Committee with respect to data from the following companies:

•        Acxiom Corporation

•        Affiliated Computer Services

•        Alliance Data Systems Corporation

•        Automatic Data Processing

•        BISYS Group, Inc.

•        Ceridian Corporation

•        Certegy, Inc.

•        Convergys Corporation

•        CSG Systems International

•        First Data Corporation

•        Fiserv, Inc.

•        NCR Corporation

•        Paychex, Inc.

•        Perot Systems Corporation

•        SEI Investments

•        SunGard Data Systems Inc.

•        Teletech Holdings, Inc.

•        Total System Services

Deloitte also provided the Committee with general industry survey data from comparably sized companies in addition to our peer group. Deloitte focused on positions similar in scope to our executive officer positions.

In determining 2006 compensation, the Committee considered the combined survey data. It also received input from our Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer regarding:

•        responsibilities of individual executive positions

•        our cost in providing benefits

•        information as to potential achievability of incentive goals

•        compensation components and levels necessary to incent and retain management.

COMPENSATION PHILOSOPHY

The Committee believes that a competitive pay program helps us attract quality leadership and that our compensation packages, in particular the long-term components, incent named officers to remain in our employ. Employees generally forfeit the long-term component if they voluntarily terminate employment prior to reaching vesting dates.

The Committee believes named officer and stockholder interests are more closely aligned if the named officer compensation structure includes:

•        restricted common stock that incorporates into vesting criteria a performance hurdle such as a diluted earnings per share (EPS) target

•        incentive awards tied to increases in diluted EPS.

To implement this philosophy, the Committee has:

•        granted in late 2004 restricted stock covering a five-year period including 2006

•        generally required for vesting of such stock both diluted EPS goal achievement and continued employment during the vesting period

•        designed an Incentive Program under which the Committee grants awards if we achieve results at least equal to threshold goals.

The Committee’s goal-setting principles are that:

•        incentives should balance annual and cumulative goals in relation to each other and should promote both single year performance as well as multi-year sustained cumulative EPS growth

•        the growth in diluted EPS generally should be at a rate at least comparable to other companies with similar products and services

•        the difficulty of goals should vary by the opportunity level as follows:

Goal Level	Expected Conditions Under Which Goals Would be Met
Threshold	Unless adverse business conditions occur
Target	If we execute strategic business plans and if business conditions are reasonable
Maximum	If we execute strategic business plans more effectively and market conditions are better than we expect

In determining the components, levels and allocation of current and long-term compensation, the Committee reviewed the combined peer group and general industry survey data and implemented its philosophy that:

•        incentive awards should have both non-deferred and deferred components to apportion incentive compensation in a manner that:

•       rewards executives for recent performance

•       incents them to stay in our employ

•       provides diversification of unvested awards so that restricted stock is not the only long-term component

•        total direct compensation (the combination of base salary, incentive awards, and annual or upfront equity awards) should be in:

•       approximately the 75th percentile of the combined peer group and general industry survey data if we achieve target goals

•       approximately the 90th percentile of the combined peer group and general industry survey data if we achieve maximum goals

•        total cash compensation (base salary plus the current cash portion of incentive awards) should be in approximately the 75th percentile of the data if we achieve target goals.

The Committee does not base current compensation decisions on whether previously granted long-term awards have appreciated in value. For instance, in determining in late 2004 the number of shares of restricted stock to grant for the five-year period including 2006, the Committee considered the structure and value of the compensation package it would be offering over the five-year period and did not adjust the package based on whether the value of previous equity grants had appreciated or depreciated. The

Committee also does not adjust current compensation component amounts based on the current value of the upfront restricted stock.

The Committee also established target expense levels for equity compensation. For instance, in determining the aggregate shares of restricted stock to grant in late 2004 to cover a five-year period, the Committee’s objective was that equity compensation to all employees, considered over the grant period, should approximate 6% to 7% percent of consolidated annual pre-tax income.

2005 EQUITY INCENTIVE PLAN

The Committee grants all incentive-based awards under our 2005 Equity Incentive Plan. The Equity Incentive Plan requires the Committee to set goals for named officer incentives within the first ninety days of a performance year and governs the Committee’s flexibility in determining whether we achieved our goals. The Committee set the 2006 goals applicable to the named officers on November 30, 2005. The plan allows the Committee to adjust the degree to which it determines we attained pre-established goals. It does not allow the Committee to upwardly adjust named officers’ performance-based awards. The Committee did not adjust determinations of goal achievement for 2006 awards to the named officers.

Section 162(m) of the Internal Revenue Code limits our deductions for federal income tax purposes of compensation expenses exceeding $1 million paid to the named officers other than performance-based compensation that meets the requirements of Section 162(m). The Committee believes it has taken the steps required so that performance-based awards the Committee grants under the Equity Incentive Plan will be deductible. Such steps included stockholder approval of the Equity Incentive Plan.

BASE SALARIES

Base salaries allow us to recruit and retain executives. Prior to setting base salaries, the Committee reviews individual performance elements including each named officer’s commitment and ability to:

•        strategically meet business challenges

•        plan long-range

•        achieve financial results

•        lead the service, product or business unit or administrative team for which the officer is responsible

•        prudently steward our resources

•        promote legal and ethical compliance.

Assuming such performance criteria are met, the Committee uses as a general guide the 50th percentile of compensation levels for comparable positions in the combined peer group and general industry survey data and considers whether individual base salaries reflect responsibility levels and are reasonable, competitive and fair. The Committee set base salaries for named officers Jonathan J. Boehm, Kenneth V. Hager, and Robert L. Tritt to cover both 2005 and 2006. The salaries do not exceed the 50th percentile of base salary data in the combined peer group and general industry survey data.

The Committee did not increase the 2005 base salaries for named officers Thomas A. McCullough and Thomas A. McDonnell. It reviewed their base salaries when the McCullough and McDonnell employment agreements expired at the end of 2005. In connection with such review, the Committee engaged Deloitte in late 2005 to update the general industry survey data and peer group data.

The Committee increased Mr. McCullough’s base salary by 15% from 2004 and 2005 levels, setting it between the median and the 75th percentile of the combined updated peer group data and general industry data based on:

•        Mr. McDonnell’s recommendations regarding Mr. McCullough’s compensation package

•        Mr. McCullough’s previous base salary which was above the combined peer group and general industry survey data

•        Mr. McCullough’s performance against the individual performance criteria listed on page 28

•        Mr. McCullough’s significant contributions to our performance and significant anticipated contributions to reaching our future potential

•        the Committee’s objective to keep Mr. McCullough’s combined base salary and current cash incentive compensation within the total cash compensation range on page 27

•        Mr. McCullough’s performance against the general executive officer performance elements listed on page 28

•        Mr. McCullough’s ability to work collaboratively with our Board.

For Mr. McDonnell, the Committee applied the individual performance elements for other executive officers to Mr. McDonnell’s performance, reviewed the value to Mr. McDonell of personal use of aircraft (discussed below in the Perquisites section on page 33), and reviewed whether Mr. McDonnell:

•        provides vision and direction to achieve financial results

•        creates an environment that attracts and motivates a high-quality executive management team

•        appropriately supervises the human resources function

•        represents us well with stockholders, clients and the community

•        works collaboratively with our Board

•        exhibits the necessary personal qualities to serve as Chief Executive Officer.

The Committee increased Mr. McDonnell’s base salary for 2006 by approximately 30% from 2004 and 2005 levels, setting it slightly under the 50th percentile of the updated peer group data.

The Committee considers that base salaries serve as the foundation for other compensation components. For instance, base salaries serve as a basis for calculating the amount of performance-based incentives, for determining our contributions to a nonqualified retirement plan, and for calculating potential employment agreement separation pay, all as we discuss in the remainder of this section of the Proxy Statement.

INCENTIVE PROGRAM COMPENSATION

The Committee determines the percentage of each named officer’s base salary to be awarded as an incentive at each level of goals we meet. Named officer incentive opportunities are:

Named Officer	Opportunity Level % of Base Salary
	Threshold	Target	Maximum
Thomas A. McDonnell	100	200	300
Thomas A. McCullough	90	180	270
Messrs. Hager, Boehm and Tritt	50	100	150

The Committee selected the percentages based on its total cash and total direct compensation philosophies set forth on page 27, on executive officer retention considerations, and on the officer’s position level, rather than on individual performance.

The Compensation Committee charter and New York Stock Exchange listing standards require the Committee, in determining the long-term incentive component of Chief Executive Officer compensation, to consider:

•        Company performance and relative shareholder return

•        awards given our Chief Executive Officer in past years

•        the value of similar incentive awards to chief executive officers at comparable companies.

The Committee considered all three factors in setting Mr. McDonnell’s threshold level at 100%. The Committee concluded that a 100% base level was in line with the Committee’s objectives that Mr. McDonnell’s total cash compensation approximate the 75th percentile of the peer group data at target performance.

The Committee awards the deferred portion of incentive compensation (half of the award attributable to performance above the threshold level) in the form of a deferred cash award in order to provide named officers with diversification of their long-term awards. Deloitte confirmed to the Committee that deferred cash is a reasonable form of award in view of the substantial equity positions already held by the named officers. Subject to forfeiture and to accelerated vesting in limited circumstances, the deferred cash award vests in two years and 11 months from the end of the performance year for which the deferred portion was earned.

The Committee set 2006 annual and cumulative goals and apportioned 2006 awards between a cash incentive and a deferred cash award in accordance with the philosophies and the Incentive Program award structure already set forth in this section of the Proxy Statement. Named officer incentives for 2006 depended 50% on 2006 diluted EPS goals and 50% on three-year cumulative diluted EPS goals. We achieved both the annual and the cumulative 2006 goals at maximum levels.

UPFRONT RESTRICTED STOCK

During 2004, the Committee examined its historical approach to equity compensation. The Committee desired to change the annual equity award from stock options to restricted stock to:

•        address changes in accounting for stock options

•        eliminate the variability of dilution from equity compensation grants

•        spread a reasonable level of equity compensation expense over an extended period

•        provide a form of equity compensation that would increase the likelihood of named officers retaining our common stock over the long-term

•        allow named officers to more readily value the equity component of their compensation.

In November 2004, named officers received restricted stock grants intended to cover the period 2005 through 2009. We refer to this stock as upfront restricted stock. The upfront restricted stock will be the only equity compensation grant for executive officers through 2009 other than for new hires or promotions or if the Committee returns to its past practice of using restricted stock for the deferred portion of Incentive Program awards. Accordingly, no named officer received a restricted stock grant during 2006. The Committee selected five years as the grant period to establish a level equity compensation cost over several years and to aid in executive retention over a reasonably lengthy period.

Using restricted stock results in a lower number of shares issued as compared to options to achieve a specified level of compensation to the recipient. Therefore, the potential number of resulting incremental shares for diluted EPS calculations should be lower. Also, the level of incremental shares for diluted EPS does not vary with our stock price, as opposed to stock options. Because the grant cliff vests at the end of the five-year vesting period if we employ the named officer on such date and if we have achieved the goal, we are spreading the grant cost evenly over the requisite vesting period. Whether the upfront restricted stock expense over the period will approximate benchmark levels adopted as part of the Committee’s compensation philosophy is subject to changes in earnings about which we are making no representations or assurances.

In 2004, Deloitte provided the Committee with a range of possible awards that would allow the Committee to achieve its objective of providing five years’ worth of awards upfront. Deloitte also assisted the Committee in reviewing the proposed performance conditions for vesting and related tax and accounting issues. The Committee considered the total direct compensation ranges set forth on page 27 as well as:

•        each officer’s position and level of responsibility

•        the value of the restricted stock considering the degree of difficulty in achieving the EPS criteria and other terms and conditions of the grant

•        the historical targets the Committee set for annual compensation

•        the aggregate value of annual equity compensation represented by the upfront restricted stock over the five-year period.

To link award vesting to our diluted EPS growth and allow tax deductibility under Internal Revenue Code Section 162(m) as performance-based pay, the Committee set a diluted EPS goal to be met for any of the five years of the upfront period. The Committee desired that the goal be reasonably achievable if we accomplished strategic and challenging objectives. The Committee selected a reported results structure, requiring that goal achievement be reflected in our audited results and reported in our Annual Report on Form 10-K. The structure precluded the Committee from allowing vesting absent goal attainment. Named officers would forfeit the shares unless we met the goal for any year of the five-year period.

We met the goal with 2005 results, realizing significant long-term strategic objectives sooner than anticipated through favorable market conditions and the execution of three significant transactions in 2005. The restrictions will lapse January 31, 2010, without the need for further goal achievement, but still generally subject to forfeiture upon termination of employment and to accelerated vesting in limited circumstances.

POST-TERMINATION AND RETIREMENT BENEFITS

The Committee believes that post-termination and retirement benefits:

•        promote named officer retention by generally protecting officers against forfeiture of awards for termination of employment outside of their control

•        further the officer’s commitment to the Company by accelerating the vest date of certain awards and accounts if the officer retires but not if he voluntarily terminates employment prior to reaching retirement age

•        provide stability in the event of a possible change of control

•        reward long-term service by increasing retirement accumulations.

Post-termination benefits or payouts consist of:

•        accelerated vesting or issuance of

•       upfront restricted stock

•       deferred cash awards

•       Incentive Program restricted stock

•       awards in the form of a right to receive shares in connection with the 2003 elimination of the reload feature of stock options

•        payouts of accounts maintained under the 401(k) Profit Sharing Plan, the Supplemental Executive Retirement Plan, and terminated deferred compensation plans

•        employment agreement separation provisions

•        option exercise provisions.

Acceleration of Vesting/Issuance.   Each named officer has:

•        unvested upfront restricted stock, described beginning on page 30

•        unvested deferred cash awards, also described on page 30

•        unvested Incentive Program restricted stock granted as the deferred element of the 2004 incentive award

•        a right to receive shares resulting from the Committee’s elimination in 2003 of the reload feature of stock options.

Such awards are subject to accelerated vesting, in full or in part, or accelerated issuance, only upon retirement and in certain other termination of employment circumstances, as explained on page 45. In establishing the terms and conditions of each type of award, the Committee considered that retention and other long-term compensation purposes of awards are not served by forfeiture upon a termination of employment in certain contexts.

Retirement Programs.   Each named officer is a participant in the 401(k) Profit Sharing Plan. The plan has been in place in various forms since January 1, 1970. Like other participants, named officers receive from the Company both matching contributions with respect to their salary deferral contributions and discretionary profit sharing contributions. Accounts generally vest based on years of service. The 401(k) portion of the accounts is credited with earnings, gains or losses based on the participant’s investment direction from among various investment options available under the plan, including Company stock, and the profit sharing portion of the accounts is credited with earnings, gains or losses based on Company-directed investments. Accounts are distributable upon separation from service for any reason, financial hardship, or reaching age 59½.

Under the Supplemental Executive Retirement Plan, we make annual contributions to equalize the value of contributions we would have made to various qualified plans and of forfeiture amounts that we would have credited to qualified plan accounts if certain tax regulations had not limited contributions. The named officers’ accounts are vested.

Prior to determining post-termination and retirement benefits, the Committee considers advice from outside benefits counsel. Our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, or General Counsel presents outside counsel’s written explanations of benefit laws and regulations to the Committee. For our current benefits, the Committee considered:

•       how deferred plans and awards should be structured under Section 409A of the Internal Revenue Code so that excise taxes and penalties do not dilute the value of the award

•       tax laws and regulations applicable to our qualified and nonqualified plans.

Employment Agreement Separation Provisions.   The Committee may receive input from our Chief Executive Officer or Chief Operating Officer as to the level of separation benefits to be set forth in an employment agreement in order to obtain the services of the potential executive. The Committee based separation pay provisions of the McDonnell and McCullough employment agreements on the recommendations of Deloitte and our General Counsel regarding appropriate and common separation pay packages for executives at top management levels. Mr. Hager’s employment agreement predates the existence of the Committee. We do not have employment agreements with Messrs. Boehm and Tritt.

The three named officer employment agreements provide that, if we terminate employment without cause, we will, among other benefits, pay base salary over a separation pay period equal to 24 months for Messrs. McDonnell and McCullough and 12 months for Mr. Hager and pay a pro rata portion of any Incentive Program award that we would have paid for the performance year had we not terminated the executive without cause.

Stock Option Exercises.   Named officers who retire on or after age 60 have the remainder of the term of their options to exercise them. The benefit is significant if the price of stock increases substantially between the retirement date and the exercise date. Without this retirement protection, a named officer would be required to exercise the options no later than his employment termination date, or in certain circumstances, within three months of such date. The Committee considered it fair to allow a retirement eligible person to have the full benefit of the option.

PERQUISITES

Aside from considering personal use of aircraft in setting Mr. McDonnell’s base salary, the Committee generally has not considered other compensation elements in allowing limited perquisites. Perquisites are for the convenience of named officers in performing the duties of their positions and are an additional non-cash benefit of employment. The Committee receives such input regarding perquisites as it deems necessary from our Chief Executive Officer, Chief Operating Officer, or Chief Financial Officer. The Committee allows Messrs. McDonnell and McCullough personal use of aircraft in which we own fractional interests. The Committee monitors such use through receipt at least four times per year of reports from our Chief Financial Officer. Executives also receive estate planning services, tax return services, paid parking, the personal use of company vehicles or a car allowance, and occasional sporting or other event tickets available from our season or block ticket purchases. We reimburse spousal travel to an annual planning meeting at which executive officers and spouses interact with each other and with members of the Board and their spouses.

MISCELLANEOUS BENEFITS

The Committee does not consider other compensation elements in allowing miscellaneous benefits described in this paragraph. The Committee receives input from our Chief Financial Officer regarding health and welfare benefits for all employees. Such miscellaneous benefits protect against substantial expenses or loss of income in the event of medical problems. Named officers can participate in group health, vision and dental insurance plans on the same basis as other employees. We provide the named officers with individual variable life insurance policies in lieu of participation in our employee group life policy. The policies are portable and allow the named officers to build up cash surrender value. We also provide named officers with a long-term disability policy to allow a similar income replacement percentage of salary as is available to employees in general.

CHANGE IN CONTROL PROTECTIONS

Various compensation arrangements provide for award and account vesting and separation pay following a change in control, as explained on page 45. The “change in control triggering events” for purposes of these arrangements have varied over time, resulting in several applicable change in control definitions for outstanding awards and arrangements.

The change in control provisions are designed to:

•       preserve our ability to compete for executive talent in the event of a change in control

•       provide stability during a change in control by encouraging our executives to cooperate with and achieve a change in control approved by the Board, without being distracted by the possibility of termination or demotion following the change in control

•       provide our executives with change in control severance benefits similar to those in place at other companies

•       force an acquirer to evaluate whether to retain our executives by making it potentially more expensive to dismiss one of our executives rather than one of its own executives.

The following table describes the Committee’s reasoning in selecting the current change in control triggering events which are included in arrangements entered into since October 2004:

Provision	Rationale
Incumbent directors cease to represent 75% of the Board	The Committee set this threshold so that only a major change in Board composition resulting from a change in control would trigger change in control benefits.
A person becomes the beneficial owner of 20% or more of our common stock without approval of the Board

The Committee set this threshold recognizing that a 20% stockholder could exert substantial influence over our management policies. With cumulative voting, a 20% stockholder could elect one director each year in which three directors are elected and thus control the Board over time. An exception to this change in control trigger is a 20% stockholder who acquires shares through an agreement with the Board. The exception avoids unintended change in control benefits if the Board enters into an agreement with a so-called “white knight” (a third party with whom the Board negotiates an acquisition of the Company for the purpose of defeating a hostile takeover attempt).

We consummate a transaction involving less than 60% control by existing stockholders

The Committee incorporated the “consummation” and “existing stockholder” concepts into the definition to avoid an unintended change in control benefits if either stockholders approve a proposal that is never consummated or effective control of the Company remains with our stockholders after consummation of the transaction. To protect executives from compensation avoidance if the Board approves a transaction as part of a “bear hug” (typically, a hostile proposed acquisition made under circumstances that require a rapid response and/or public disclosure), transactions receiving Board approval are not excepted from this component of the change in control definition.

Stockholders approve a liquidation or asset sale unless a “related party” acquires control of our assets

The Committee designed this provision to avoid the risk of unintended change in control benefits if a majority owned subsidiary, employee group, employee benefit plan or corporation controlled by our stockholders acquires control of our assets.

Upon a mere change in control, separation payments and deferred cash accounts do not become due but upfront restricted stock automatically vests pro rata (and not in full) with the number of shares vesting determined in proportion to the time elapsed between the grant date and the change in control date. If within three years of the change in control date, the named officer resigns “for good reason” or we terminate him without “cause” (each as defined on page 47):

•        severance payments become due under the change in control provisions of employment agreements for Messrs. McDonnell, McCullough and Hager

•        the remaining portion of the upfront restricted stock vests

•        deferred cash awards vest.

Requiring that a termination occur after the change in control for full vesting and payout is known as a “double trigger.”  The Committee believes a double trigger is in the best interest of our stockholders because it:

•        precludes a large, long-term grant from becoming a short-term windfall to an executive upon a mere change in control

•        encourages retention of executives

•        protects executives from an adverse change in position or duties following a change in control

•        facilitates management assistance with ownership transition issues.

We have established trusts in connection with the Incentive Program, the Supplemental Executive Retirement Plan, terminated deferred compensation plans, and employment agreements. If we had a change in control, we would fund each trust in an amount equal to the sum of the obligations under the award agreements and plans. If we fail to honor obligations to a named officer, the trusts are to distribute the required amounts to the named officers. The trusts require us to be solvent to distribute trust accounts. Thus, trust assets are subject to the claims of our creditors in the event of our bankruptcy. The Board may revoke the trusts until we have a change in control. Unless we have a change in control or the Board extends the trusts, the trusts terminate on December 31, 2007.

NAMED OFFICER COMPENSATION

We quantify and describe named officer compensation in the following tables and narratives:

•       A Summary Compensation Table describing compensation for 2006

•       A Nonqualified Deferred Compensation section describing contributions during 2006 to, earnings during 2006 on, and 2006 year-end balances of nonqualified deferred compensation accounts

•       A Grants of Plan-Based Awards section showing deferred cash awards made during 2006 for 2005 performance

•       An Option Exercises and Stock Vested in 2006 section

•       An Outstanding Equity Awards at Fiscal Year-End section

•       A Vesting, Forfeiture and Payout Terms and Conditions section describing the vesting terms and conditions of our various outstanding awards and describing employment agreement separation benefits

•       An Award/Account Values for Certain Events section quantifying the value to each named officer of termination and change in control events as if they had occurred on December 31, 2006.

SUMMARY COMPENSATION TABLE

The following table shows named officer compensation for 2006. Following the table is a description of the compensation, including summaries of the employment agreements of the three named officers who have them.

		A	B	C	D	E	F
Name and Principal Position	Year	Salary ($)	Stock Awards (1)($)	Non-Equity Incentive Plan Compensation (2)($)	Nonqualified Deferred Compensation Earnings (3)($)	All Other Compensation (4)($)	Total ($)
Thomas A. McDonnell	2006	750,000	1,801,254	2,343,731	482,219	576,288	5,953,492
President and Chief Executive Officer
Kenneth V. Hager	2006	287,500	453,682	435,544	20,981	93,873	1,291,580
Vice President, Chief Financial Officer and Treasurer
Thomas A. McCullough	2006	575,000	1,237,969	1,574,871	16,435	259,966	3,664,241
Executive Vice President and Chief Operating Officer
Jonathan J. Boehm	2006	270,000	673,786	411,903	10,146	83,074	1,448,909
Group Vice President Mutual Funds
Robert L. Tritt	2006	270,000	673,786	420,370	25,348	85,385	1,474,889
Group Vice President Mutual Funds Remote

(1)          The Committee did not grant stock awards during 2006. However, the vesting period of the 2004 five-year upfront restricted stock grant to executive officers included 2006. In the 2005 annual meeting proxy statement, we showed the awards in their entirety in that year’s Summary Compensation Table, including the portion we would expense for 2006 compensation. We repeat in this year’s Summary Compensation Table in column B the compensation expense incurred in 2006 under the accounting assumptions in note (9) to the Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2006.

(2)          Current cash and deferred cash are the two components of the Incentive Program award for 2006 goal achievement. Deferred cash vests in two years and eleven months from the end of the performance year for which it was granted, subject to forfeiture and to accelerated vesting in limited circumstances. Deferred cash accounts are subject to earnings and losses based on hypothetical investment choices. Column C does not include deferred cash awards made during 2006 for 2005 Incentive Program performance. We show those awards in the Grants of Plan-Based Awards table. The amounts in column C are a total of the following:

Named Officer	Current Cash Incentive for 2006 Performance Year, Paid in 2007 ($)	Deferred Cash Incentive for 2006 Performance Year, Granted in 2007 ($)(a)	Earnings During 2006 on Deferred Cash Award for 2005 Performance Year ($)(b)
Thomas A. McDonnell	1,500,000	750,000	93,731
Kenneth V. Hager	287,500	143,750	4,294
Thomas A. McCullough	1,035,000	517,500	22,371
Jonathan J. Boehm	270,000	135,000	6,903
Robert L. Tritt	270,000	135,000	15,370

(3)          Column D shows the aggregate “above market” earnings for 2006 (as defined in securities regulations) on each named officer’s various nonqualified deferred compensation accounts, excluding deferred cash accounts because we show earnings on such amounts in column C. We used 6% as the market earnings percentage, which is the average of 120% of the applicable monthly compounded federal long-term rates.

(4)          Amounts in column E are a total of the following:

Named Officer	Matching Contribution to 401(k) in 2007 for 2006 plan year ($)	Discretionary Profit Sharing Contribution in 2007 for 2006 plan year ($)	Supplemental Executive Retirement Plan Contribution in 2007 for 2006 plan year ($)	2006 Life Insurance Premiums ($)	2006 Perquisites if Officer had Perquisites at or above $10,000* ($)
Thomas A. McDonnell	6,600	10,516	216,284	23,584	319,304
Kenneth V. Hager	6,600	10,516	38,803	9,949	28,005
Thomas A. McCullough	6,600	10,516	148,404	14,832	79,614
Jonathan J. Boehm	6,600	10,516	35,399	3,740	26,819
Robert L. Tritt	6,600	10,516	35,399	5,652	27,218

*      The perquisites consist for all named officers of personal use of company cars or a car allowance, paid parking, family entertainment at the annual planning meeting, and long-term disability premiums. The perquisites for Messrs. McDonnell and Tritt include estate planning services. The perquisites for Messrs. McDonnell and McCullough include personal use of aircraft in which the Company has a fractional interest. The incremental cost of use during 2006 was $267,918 for Mr. McDonnell and $48,585 for Mr. McCullough. We calculated the incremental cost by adding the hourly charge and the fuel charge we paid for the flights. We did not include in incremental cost any portion of our monthly aircraft management fee, which we would have paid regardless of the personal use, or depreciation on the plane, which does not vary based on use.

The Compensation Committee does not target base salary to be a certain percentage of total compensation. Rather, the Committee determines base salaries in view of the total cash compensation and total direct compensation philosophies described on page 27 in our Compensation Discussion and Analysis. Named officers have the Incentive Program, equity, post-termination, retirement, perquisite and other miscellaneous benefits we describe beginning on page 29 of our Compensation Discussion and Analysis.

Employment Agreements address certain of the compensation elements shown in the Summary Compensation Table. The agreements for Messrs. McDonnell and McCullough are each dated as of November 30, 2005 and provide for base salary to be at least the amounts shown in the Summary Compensation Table and Incentive Program opportunity levels to be at least those set forth for them on page 29 of our Compensation Discussion and Analysis. Unless earlier terminated, the McDonnell agreement lasts through December 31, 2010 and the McCullough agreement lasts through December 31, 2008. The agreement for Mr. Hager, dated as of April 1, 1992 and amended October 9, 1995, provides for him to serve at the pleasure of the Board at the base salary and Incentive Program opportunity levels set by the Committee. Under each agreement, the executive may terminate employment on at least 30 days’ notice and may terminate employment with or without cause. We do not have employment agreements with Messrs. Boehm and Tritt.

The three named officer employment agreements provide that, if we terminate employment without cause, we will pay separation benefits based on a 24 month period for Messrs. McDonnell and McCullough and based on a 12 month period for Mr. Hager. The separation benefits include salary, a potential pro rata Incentive Program award, and reimbursement of life and health insurance premiums if unavailable from a new employer.

Messrs. McDonnell, McCullough and Hager’s employment agreements entitle them, if we have a change in control, to employment for a three-year period at the same executive capacity, salary and benefit levels in effect on the change in control date. If a change in control occurs, we are required to fund certain trusts in an amount equal to the sum of our obligations under the employment and award agreements and deferred compensation plans. If we fail to do so, then within five days of the change in control date, we are to pay the named officers amounts to which they are entitled. Also upon the occurrence of a change in control, we are to fund a trust that would secure our obligation to pay any legal expense of the named officer in connection with disputes arising under the agreement after the change in control. If we terminate employment after the change in control date other than for cause, Messrs. McDonnell, McCullough and Hager each has a right to payment of his base salary through termination. Each is also entitled to gross up separation pay in the event Section 4999 of the Internal Revenue Code applies to the change in control payments.

The McDonnell and McCullough employment agreements prohibit them, for three years following termination of employment for any reason, from soliciting employees, soliciting customers for the benefit of a competitor, or acquiring a significant interest in a competitor. Our obligations to pay separation benefits cease it they violate such covenants.

NONQUALIFIED DEFERRED COMPENSATION

The following table shows nonqualified deferred compensation in 2006. We describe the various forms of nonqualified deferred compensation following the table.

	A	B	C
Named Officer	Registrant Contributions in 2006 (1)($)	Aggregate Earnings in 2006 (2)($)	Aggregate Balance at December 31, 2006 (3)($)
Thomas A. McDonnell	729,660	999,370	8,786,029
Kenneth V. Hager	181,397	49,053	626,755
Thomas A. McCullough	540,810	172,093	2,934,356
Jonathan J. Boehm	169,410	26,334	350,499
Robert L. Tritt	169,410	55,139	464,899

(1)          All Other Compensation for 2005 in the Summary Compensation Table contained in last year’s annual meeting proxy statement included the amounts shown in column A. Column A aggregates deferred cash awards made in 2006 for the 2005 Incentive Program year (also shown in the Grants of Plan-Based Awards table on page 42) and the following Supplemental Executive Retirement Plan contributions made in 2006 for the 2005 plan year:

Named Officer	Supplemental Executive Retirement Plan Contributions in 2006 for 2005 Plan Year ($)
Thomas A. McDonnell	154,660
Kenneth V. Hager	37,647
Thomas A. McCullough	115,810
Jonathan J. Boehm	34,410
Robert L. Tritt	34,410

(2)          Column B shows for each named officer the aggregate earnings during 2006 on deferred cash accounts and accounts maintained under the Supplemental Executive Retirement Plan, a terminated Executive Plan and the terminated Directors’ Deferred Fee Plan. We include both the above market earnings shown in the Summary Compensation Table and earnings that were not above market.

(3)          The amount shown for each named officer in column C is the aggregate year-end balance of nonqualified deferred compensation accounts. Each named officer has the following nonqualified deferred compensation accounts:

Type of Account
Named Officer	Deferred Cash Award	Supplemental Executive Retirement Plan	Terminated Executive Plan	Terminated Directors’ Deferred Fee Plan
Thomas A. McDonnell	X	X	X	X
Kenneth V. Hager	X	X	X	—
Thomas A. McCullough	X	X	X	X
Jonathan J. Boehm	X	X	—	—
Robert L. Tritt	X	X	X	—

Of the column C amount, we reported the following as “All Other Compensation” in the Summary Compensation Tables contained in prior annual meeting proxy statements:

Named Officer	Amounts from Column C Reported in Previous Summary Compensation Tables ($)
Thomas A. McDonnell	1,577,115
Kenneth V. Hager	181,397
Thomas A. McCullough	1,084,659

The remainder of the column C balances were not included in Summary Compensation Tables for previous years because such tables did not include an earnings column. Additionally, contributions to the accounts of Messrs. McDonnell and McCullough under the terminated Directors’ Deferred Fee Plan predate the period of time we have been a public company required to file proxy statements. Mr. Hager was not a named officer prior to the filing of the proxy statement for the 2006 annual stockholder meeting.

Excluding deferred cash awards, which are not vested, the amounts shown in column C are vested. The vested portion of the amounts shown in column C is:

Named Officer	Vested Amounts at December 31, 2006
Thomas A. McDonnell	8,117,298
Kenneth V. Hager	478,711
Thomas A. McCullough	2,486,985
Jonathan J. Boehm	208,596
Robert L. Tritt	314,529

We would pay the vested amounts upon death, disability, or termination of employment for any reason. A change in control would not trigger payment of such vested amounts.

Types of Nonqualified Deferred Compensation.   Deferred compensation consists of Incentive Program awards in deferral, as well as contributions made to Supplemental Executive Retirement Plan accounts. We also have two terminated deferred compensation plans (the Executive Plan and the previous Directors’ Deferred Fee Plan) under which we continue to maintain account balances.

Incentive Program Awards in Deferral.   Deferred cash awards are the deferred component of Incentive Program awards. They vest in two years and 11 months from the end of the performance year for which they were granted as a result of achieving performance above the threshold goal level in the performance year. Current cash is paid for achieving goals at the threshold level and for half the incentive above threshold goal achievement.

With respect to current cash incentives, named officers can, by making an election by June 30 of the performance year, voluntarily defer for one to ten years the current cash awards they will receive under the Incentive Program if we meet at least threshold goals. With respect to deferred cash awards, named officers can voluntarily extend the future payout of vested deferred cash awards for one to ten years beyond the vesting period. After electing an initial payout date, participants can further extend the payout five to ten years. We must receive such election no later than one year prior to the initially selected payout date.

Deferrals of current cash awards and extended deferrals of vested deferred cash awards allow named officers to delay federal and state income taxation of the award. We distribute amounts in deferral on the earlier of the payout date elected by the participant or termination of employment so long as, for deferred cash, the award is vested. An employee may use the deferral as a retirement planning vehicle by accumulating funds on a tax-deferred basis prior to retirement. Vested deferred accounts also serve as an emergency fund should employment terminate pre-retirement.  The named officers did not have current cash incentives in voluntary deferral during 2006 as we did not allow deferrals of such awards for the 2005 performance year.

Deferred Compensation Plans.   Under the Supplemental Executive Retirement Plan, we make annual contributions to equalize the value of contributions we would have made to various qualified plans and of forfeiture amounts that we would have credited to qualified plan accounts if certain tax regulations had not limited contributions. The named officers’ accounts are vested.

The Executive Plan is a nonqualified deferred compensation plan terminated in 1995. Prior to termination of the plan, we credited each participant’s account with the value of contributions we would have made to the various qualified plans we maintained without regard to statutory contribution limits and eligibility requirements, less the amount we contributed to such qualified plans on the participant’s behalf. The accounts are fully vested.

We continue to hold fees Messrs. McDonnell and McCullough previously deferred under a Directors’ Deferred Fee Plan that terminated effective August 31, 1995. The accounts are fully vested.

Installment Payments.   If elections were properly made, named officers could receive the account balances in installments as follows:

Award or Plan	Installment Payout Requirement	Installment Period Not to Exceed
Incentive Program Awards In Deferral	Must be at least age 59½ at termination date	Five years
Supplemental Executive Retirement Plan	Must be at least age 59½ at termination date; authorized officer must approve installment period	Ten years
Terminated Executive Plan	Authorized officer must approve installment payment and period	Five years
Terminated Directors’ Deferred Fee Plan	Must be a least age 65 at termination date	Ten years

Other than Mr. McCullough, who elected to receive his deferred cash balance in installments over five years, named officers have not made any such retirement installment elections.

Earnings on Deferred Compensation.   We make credits to or deductions from all deferred compensation accounts, other than those maintained under the terminated Directors’ Deferred Fee Plan, based on hypothetical earnings. We base earnings on the participants’ elections among a limited number of choices including both long-term equity based investments and long-term income oriented investments. The number of choices is administratively manageable but allows participants to diversify their hypothetical earnings and control their level of risk. The terminated Directors’ Deferred Fee Plan also grows or decreases based on similar types of investments that are Company-directed. For all the plans, earnings and losses are credited or debited at least annually.

The range of 2006 earnings and losses on available hypothetical investments for all of the deferred compensation accounts other than deferred cash award accounts was -2% to 47.2%. The range of 2006 earnings rates on available hypothetical investments for deferred cash accounts was 4.3% to 27.7%.

GRANTS OF PLAN-BASED AWARDS

The amounts shown in this section are deferred cash awards resulting from performance against 2005 Incentive Program goals, and the payout amounts shown are not affected by future Company performance. In addition to deferred cash awards, the named officers received a current cash incentive for 2005 performance equal to twice the deferred cash amount shown. As such incentives were not future payments, the table does not include them.

Named Officer	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)
Thomas A. McDonnell	3/02/06	575,000
Kenneth V. Hager	3/02/06	143,750
Thomas A. McCullough	3/02/06	425,000
Jonathan J. Boehm	3/02/06	135,000
Robert L. Tritt	3/02/06	135,000

The deferred cash awards vest on December 1, 2008, subject to accelerated vesting in limited circumstances and to forfeiture. We will adjust the payout amount based on hypothetical investments the named officers select from among choices we offer.

OPTION EXERCISES AND STOCK VESTED IN 2006

Named officers did not exercise options during 2006. The following table shows the January 1, 2006 vesting of Incentive Program restricted stock granted as part of incentives for achieving goals above threshold levels for the 2002 performance year.

Named Officer	Number of Shares Acquired On Vesting (#)	Value Realized On Vesting ($)
Thomas A. McDonnell	17,505	1,046,799
Kenneth V. Hager	—	—
Thomas A. McCullough	11,909	712,158
Jonathan J. Boehm	—	—
Robert L. Tritt	4,118	246,256

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows outstanding awards at December 31, 2006. The table is organized by whether the award was for Incentive Program performance, as explained in the footnotes.

Option Awards (1)					Stock Awards (2)
	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
								Equity
								Incentive
							Equity	Plan
							Incentive	Awards:
		Equity					Plan	Market or
		Incentive					Awards:	Payout
		Plan					Number of	Value of
	Number of	Awards:				Market	Unearned	Unearned
	Securities	Number of			Number of	Value of	Shares,	Shares,
	Underlying	Securities			Shares or	Shares or	Units	Units
	Unexercised	Underlying			Units of	Units of	or Other	or Other
	Options	Unexercised	Option	Option	Stock That	Stock That	Rights That	Rights That
Named	Exercisable	Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Officer	(#)	Options (#)	Price ($)	Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)
Thomas A. McDonnell	47,040		36.5625	05/09/10	200,500	12,557,315	11,515	721,184
	109,700		55.9688	11/14/10	18,209	1,129,156
	264,250		45.7500	05/08/11
	25,250		54.1400	07/10/11
	301,930		43.9350	11/13/11
	16,620		47.1550	01/08/12
	318,175		46.8750	02/28/10
	44,700		48.2300	05/14/12
		17,397	60.3500	02/28/11
		32,430	42.5500	02/26/12
	388,075		31.0450	11/01/12
		11,925	37.6200	01/14/13
Kenneth V. Hager	23,920		36.5625	05/09/10	50,500	3,162,815	2,845	178,182
	54,250		55.9688	11/14/10	3,910	244,883
	68,110		45.7500	05/08/11
	66,294		42.9000	02/28/10
	2,930		43.9350	11/13/11
		4,473	60.3500	02/28/11
		8,811	42.5500	02/26/12
	100,000		31.0450	11/01/12
		13,431	27.9200	02/26/13
Thomas A. McCullough	40,930		55.9688	11/14/10	137,800	8,630,414	8,432	528,096
	94,420		45.7500	05/08/11	10,055	629,745
	16,890		54.1400	07/10/11
	148,410		43.9350	11/13/11
	12,430		47.1550	01/08/12
	105,728		46.8750	02/28/10
	61,170		48.2300	05/14/12
	25,833		43.9050	02/28/10
Jonathan J. Boehm	20,000		26.0000	02/26/08	75,000	4,697,250	2,635	165,030
	20,000		27.6250	02/25/09
	2,420		36.5625	05/09/10
	2,520		55.9688	11/14/10
	4,910		45.7500	05/28/11
	7,500		43.9350	11/13/11
	11,320		48.2300	05/14/12
	23,343		37.7800	02/28/10
		40,000	28.7657	02/28/10
		4,173	60.3500	02/28/11
		8,106	42.5500	02/26/12
	100,000		31.0450	11/01/12
		12,354	27.9200	02/26/13
Robert L. Tritt	20,000		27.6250	02/25/09	75,000	4,697,250	2,635	165,030
	3,840		36.5625	05/09/10	2,889	180,938
	5,600		55.9688	01/12/08
	120		55.9688	11/14/10
	15,120		45.7500	05/08/11
	4,580		54.1400	07/10/11
	3,186		50.1300	02/28/10
	16,500		47.1550	01/08/12
	17,760		42.6050	07/09/12
	150,000		31.0450	11/01/12

(1)          All options are vested. Named officers will forfeit options if terminated for cause. Generally, a named officer must exercise options no later than his termination of employment date if he voluntarily terminates employment or within three months of the termination date if we terminate him without cause. Named officers who retire on or after age 60 have the remainder of the term of the option to exercise their options. Column (b) shows unexercised options granted as a result of Incentive Program performance above threshold goal levels. Column (a) shows options granted other than as a result of Incentive Program performance.

(2)          Column (g) shows unvested restricted stock granted as a result of Incentive Program performance above threshold goal levels. Column (e) shows other unvested restricted stock and the remaining installments of shares to be issued as deferred compensation in connection with the 2003 elimination of option reload provisions.

VESTING, FORFEITURE AND PAYOUT TERMS AND CONDITIONS

The following table shows the terms and conditions of various awards granted to named officers and of employment agreements for Messrs. McDonnell, Hager and McCullough.

		Death, Disability, or Retirement (1)	Voluntary Termination	Termination without Cause	Termination for Cause	Change in Control(CIC)(2)
A.	November 10, 2004 Upfront Restricted Stock that Vests January 31, 2010 (3)(13)	Death and disability—causes accelerated vesting; retirement—shares pro rata vest	Grantee forfeits shares	Grantee forfeits shares with exceptions(4)	Grantee forfeits shares	See note (5)
B.	Incentive Program Restricted Stock that Vests January 1, 2008 (6)	Causes accelerated vesting	Grantee forfeits shares	Causes shares to early vest	Grantee forfeits shares	Causes accelerated vesting
C.	Unissued Shares from Reload Elimination Deferred Compensation(7)	Causes accelerated issuance	Shares issue in 2011	Shares issue in 2011	Grantee forfeits shares	Causes accelerated issuance
D.	Incentive Program Deferred Cash Award (8)(13)	Causes accelerated vesting	Grantee forfeits award	Grantee forfeits award with exceptions(9)	Grantee forfeits award	See note (10)
E.	Employment Agreement Separation Benefits(13)	Employment terminates; no employment agreement benefits	No benefits	Base salary and certain benefits for a separation pay period(11)	No benefits	See note (12)

(1)          Generally, “disability” means a person has physical or mental impairment expected to result in death or to last for a continuous period of not less than one year.  “Retirement” is termination of employment at or over age 60 for rows A and B and age 59½ for rows C and D.

(2)          The current change in control triggers, applying to awards and agreements made after October 2004, generally are:

•       incumbent directors cease to represent 75% of the Board

•       a person becomes the beneficial owner of 20% or more of the voting power of the Company without our Board’s approval

•       a transaction is consummated in which pre-transaction stockholders will hold less than 60% of the voting power of the surviving entity

•       we liquidate or sell all or substantially all of our assets, other than to a related party, in a transaction approved by our shareholders.

The current definition applies to rows A and D and to the employment agreements of Messrs. McDonnell and McCullough (row E).

Under an earlier definition, a change in control generally occurs, among other events:

•       with stockholder approval (absent advance approval by a certain composition of the Board) of a merger or consolidation of the Company, or

•       if a person becomes, without Board approval, the beneficial owner of 40% of the voting power of the Company.

The earlier definition applies to rows B and C. The earlier definition also applies to Mr. Hager’s employment agreement (row E), except that the beneficial ownership percentage is 30%.

(3)          Because we met the performance hurdle with our 2005 results, the shares vest January 31, 2010 subject to the terms and conditions set forth in the table. The stock remains subject to the restrictions after such permitted transfers. If we did not meet the hurdle over the vesting period, the named officers would forfeit the shares, even if they remained employed through January 31, 2010.

(4)          In the case of a termination in connection with a “business unit divestiture” (see note (14)), the shares fully vest, and in the case of a termination in connection with a “reduction in force” (see note (14)), the shares pro rata vest and the officer forfeits the remaining shares.

(5)          The shares vest only pro rata in the event of a change in control but vest in full if, within three years after the change in control, the executive officer is terminated without cause or resigns for good reason.

(6)          The deferred element of Incentive Program awards for the 2004 performance year was restricted stock. The stock vests January 1, 2008, subject to the forfeiture and accelerated vesting provisions explained in the table.

(7)          We are issuing the deferred compensation in installments, with the remaining shares to be issued November 28, 2007 and 2008 if the named officer has not terminated employment. If employment terminates prior to the remaining scheduled installment dates other than as a result of death, disability or retirement, the officer will receive the shares November 28, 2011, subject to our right, immediately upon issuance, to repurchase them for $37.25 per share.

(8)          Deferred cash normally vests two years and 11 months after the end of the performance year for which the Committee awarded it. Deferred cash granted for the 2005 performance year vests December 1, 2008, and for the 2006 performance year vests December 1, 2009, subject to the forfeiture and accelerated vesting provisions explained in the table.

(9)          Following a reduction in force or business unit divestiture (see note 14)), the award will vest on the vesting date. However, after a reduction in force has occurred, the vesting will accelerate if the employee dies, becomes disabled, or reaches age 59½. In the case of a business unit divestiture, the award will:

•       vest on the earlier of the original vesting date or the date the employee either becomes disabled during employment with the acquiring entity or dies

•       forfeit if, prior to the vesting date, the employee is terminated for cause by the acquiring entity or voluntarily terminates employment with the acquiring entity prior to reaching age 59½.

(10) Vesting accelerates only if employment terminates without “cause” or the executive resigns for “good reason” (see note (14)) after the change in control.

(11) The employment agreements for Messrs. McDonnell, McCullough and Hager provide that, if we terminate employment without cause, we will:

•       pay base salary over a separation pay period (and not in a lump sum) equal to a specified number of months of base salary (24 months for Messrs. McDonnell and McCullough and 12 months for Mr. Hager)

•       pay in a lump sum a pro rata portion of any Incentive Program award that we would have paid for the performance year had we not terminated the executive without cause

•       reimburse COBRA health insurance, and if the COBRA period has expired reimburse the cost of premiums for comparable coverage, over the separation pay period, only so long as a new employer has not made comparable coverage available, with gross-up for taxes on the reimbursement

•       reimburse premiums for comparable life insurance over the separation pay period only so long as a new employer has not made such coverage available, with gross-up for taxes on the reimbursement.

(12) Messrs. McDonnell, McCullough and Hager’s employment agreements entitle them, if we have a change in control, to employment for a three-year period at the same executive capacity, salary and benefit levels in effect on the change in control date. If we terminate employment after the change in control date other than for “cause” (see note (14)), Messrs. McDonnell, McCullough and Hager each have a right to payment of his base salary through termination plus a lump sum cash severance payment based on his salary for the remainder of the three-year period and to continuation of benefits to the end of that period including lump sum payments based on hypothetical Incentive Program achievement (see note (i) on page 50 for further detail). If the executive resigns for “good reason” after a change in control (see note (14)), he is to receive the same payments and benefits as if we had terminated his employment without cause. Additionally, the agreements entitle the named officers to certain rights to income and excise tax gross-up amounts in the event Section 4999 of the Internal Revenue Code applies to the change in control payments. If a named officer is entitled to such tax gross-up payments, the gross-up payments will generally be made in a lump sum consistent with the other change in control payments to the named officer.

(13) The McDonnell and McCullough employment agreements prohibit them, for three years following termination of employment for any reason, from soliciting employees, soliciting customers for the benefit of a competitor, or acquiring a significant interest in a competitor. Our obligations to pay separation benefits cease it they violate such covenants. All of the named officers are parties to stock option, restricted stock and deferred cash award agreements that prohibit both working for a competitor during any period for which they are receiving separation pay and soliciting employees and customers for one year after termination of employment for any reason. Vesting and other rights under the award agreements are subject to compliance with these provisions.

(14) The general meanings of terms used in various award agreements are explained below:

•       The Compensation Committee determines whether a “business unit divestiture” has occurred upon consummation of a merger, reorganization, consolidation or sale of assets, or stock or other transaction, that involves a subsidiary or other business unit and results in a group of employees being employed by an acquiring company.

•       A “reduction in force” is a termination of employment of at least ten employees in a single plan of reduction.

•       Termination for “cause” is termination for fraud, embezzlement, dishonesty, willful misconduct, gross negligence, intentional or conscious neglect of duty, or violation of non-disclosure or non-compete obligations.

•       Termination for “good reason” means termination because the Company has reduced base salary or benefits, failed to continue benefits, relocated its principal offices or required employee to be based elsewhere.

AWARD/ACCOUNT VALUES FOR CERTAIN EVENTS

In this section, we show the effect of certain events if, hypothetically, they had occurred as of December 31, 2006. Neither termination for cause nor voluntary termination of employment other than retirement would have caused accelerated award vesting, accelerated award issuance, or separation benefits. Other termination of employment events would have caused acceleration or separation benefits as shown in the following table. Only Messrs. McDonnell and McCullough would have been eligible to retire, and we address the effect of their hypothetical retirements in note (b) to the table.

	Thomas A. McDonnell	Kenneth V. Hager	Thomas A. McCullough	Jonathan J. Boehm	Robert L. Tritt
December 31, 2006 Hypothetical Event
Death or Disability($)(a)
Upfront Restricted Stock	12,557,315	3,162,815	8,630,414	4,697,250	4,697,250
Incentive Restricted Stock	721,184	178,182	528,096	165,030	165,030
Reload Elimination Shares	1,129,156	244,883	629,745	0	180,938
Deferred Cash Award	668,731	148,044	447,371	141,903	150,370
Total	15,076,386	3,733,924	10,235,626	5,004,183	5,193,588
Termination without cause in connection with a reduction in force($)(b)
Upfront Restricted Stock	5,441,482	1,370,532	3,739,825	2,035,475	2,035,475
Incentive Restricted Stock	721,184	178,182	528,096	165,030	165,030
Reload Elimination Shares	1,129,156	0	629,745	0	0
Deferred Cash Award	668,731	0	447,371	0	0
Severance Base Salary(g)	1,500,000	287,500	1,150,000	0	0
Life and Health Premiums(g)	71,768	22,069	54,264	0	0
Premium Gross Up(h)	52,077	16,207	39,850	0	0
Severance Incentive Award(g)	2,250,000	431,250	1,552,500	0	0
Total	11,834,398	2,305,740	8,141,651	2,200,505	2,200,505
Termination without cause in connection with business unit divestiture($)(c)
Upfront Restricted Stock	12,557,315	3,162,815	8,630,414	4,697,250	4,697,250
Incentive Restricted Stock	721,184	178,182	528,096	165,030	165,030
Reload Elimination Shares	1,129,156	0	629,745	0	0
Deferred Cash Award	668,731	0	447,371	0	0
Severance Base Salary(g)	1,500,000	287,500	1,150,000	0	0
Life and Health Premiums(g)	71,768	22,069	54,264	0	0
Premium Gross Up(h)	52,077	16,207	39,850	0	0
Severance Incentive Award(g)	2,250,000	431,250	1,552,500	0	0
Total	18,950,231	4,098,023	13,032,240	4,862,280	4,862,280
Other termination without cause($)(d)
Upfront Restricted Stock	5,441,482	0	3,739,825	0	0
Incentive Restricted Stock	721,184	178,182	528,096	165,030	165,030
Reload Elimination Shares	1,129,156	0	629,745	0	0
Deferred Cash Award	668,731	0	447,371	0	0
Severance Base Salary(g)	1,500,000	287,500	1,150,000	0	0
Life and Health Premiums(g)	71,768	22,069	54,264	0	0
Premium Gross Up(h)	52,077	16,207	39,850	0	0
Severance Incentive Award(g)	2,250,000	431,250	1,552,500	0	0
Total	11,834,398	935,208	8,141,651	165,030	165,030

Change in control not followed by termination without cause or resignation for good reason($)(e)
Upfront Restricted Stock	5,441,482	1,370,532	3,739,825	2,035,475	2,035,475
Incentive Restricted Stock	721,184	178,182	528,096	165,030	165,030
Reload Elimination Shares	1,129,156	244,883	629,745	0	180,938
Deferred Cash Award	0	0	0	0	0
Income or Excise Tax Gross-Up(h)	0	0	0	0	0
Total	7,291,822	1,793,597	4,897,666	2,200,505	2,381,443
Change in control on December 31, 2006 followed immediately by termination for cause or resignation for good reason($)(f)
Upfront Restricted Stock	12,557,315	3,162,815	8,630,414	4,697,250	4,697,250
Incentive Restricted Stock	721,184	178,182	528,096	165,030	165,030
Reload Elimination Shares	1,129,156	244,883	629,745	0	180,938
Deferred Cash Award	668,731	148,044	447,371	141,903	150,370
Severance Base Salary(i)	2,250,000	799,430	1,725,000	0	0
Life and Health Premiums(i)	107,652	66,207	81,396	0	0
Premium Gross Up(h)	78,115	48,621	59,776	0	0
Severance Incentive Award(i)	4,500,000	1,293,750	3,105,000	0	0
Income or Excise Tax Gross-Up(h)	0	0	0	0	0
Total	22,012,153	5,941,932	15,206,798	5,004,183	5,193,588

(a)           For all named officers, vesting or issuance of upfront restricted stock, incentive restricted stock, reload elimination shares and deferred cash accounts would have accelerated; employment agreement benefits would not have been paid.

(b)          For all named officers, upfront restricted stock would have vested only pro rata (43.3%) based on the number of months between the grant date and December 31, 2006, with the remaining upfront shares forfeited; and vesting of incentive restricted stock would have accelerated. For Messrs. Hager, Boehm and Tritt, who are not retirement age, issuance of reload elimination shares would not have accelerated (but the shares would issue in 2011) and vesting of deferred cash accounts would not have accelerated (but the accounts would eventually vest). For Messrs. McDonnell and McCullough, who are retirement age, issuance of reload elimination shares and vesting of deferred cash accounts would have accelerated. For Messrs. McDonnell, Hager and McCullough, employment agreement benefits would have been paid.

Both retirement and a reduction in force have the same effect on upfront restricted stock, incentive restricted stock, reload elimination shares and deferred cash accounts. If Messrs. McDonnell and McCullough had voluntarily retired, vesting or issuance of such awards would have accelerated (but only pro rata for upfront restricted stock), for a total value of $7,960,553 for Mr. McDonnell and $5,345,037 for Mr. McCullough. The difference between retirement and a reduction in force for Messrs. McDonnell and McCullough is that they would not receive employment agreement benefits in a retirement.

(c)           For all named officers, vesting of upfront restricted stock and incentive restricted stock would have accelerated. For Messrs. Hager, Boehm and Tritt, who are not retirement age, issuance of reload elimination shares would not have accelerated (but the shares would issue in 2011) and vesting of deferred cash accounts would not have accelerated (but vesting would continue and the accounts would remain subject to forfeiture). For Messrs. McDonnell and McCullough, who are retirement age, vesting or issuance of reload elimination shares and deferred cash accounts would have accelerated. For Messrs. McDonnell, Hager and McCullough, employment agreement benefits would have been paid.

(d)          For all named officers, vesting of incentive restricted stock would have accelerated. For Messrs. Hager, Boehm and Tritt, who are not retirement age, upfront restricted stock and deferred cash accounts would have forfeited and issuance of reload elimination shares would not have accelerated (but the shares would issue in 2011). For Messrs. McDonnell and McCullough, who are retirement age, upfront restricted stock would have vested pro rata (43.3%) based on the number of months between the grant date and December 31, 2006, with the remaining upfront shares forfeited, and vesting or issuance of reload elimination shares and deferred cash awards would have accelerated. For Messrs. McDonnell, Hager and McCullough, employment agreement benefits would have been paid.

(e)           For all named officers, upfront restricted stock would have vested only pro rata (43.3%) based on the number of months between the grant date and December 31, 2006, with the remaining upfront shares continuing to vest; vesting or issuance of incentive restricted stock and reload elimination shares would have accelerated; and vesting of deferred cash accounts would not have accelerated with the accounts continuing to vest. For Messrs. McDonnell, McCullough and Hager, employment agreement benefits would not have been paid.

(f)             For all named officers, vesting or issuance of upfront restricted stock, incentive restricted stock, reload elimination shares, and deferred cash accounts would have accelerated. For Messrs. McDonnell, McCullough and Hager, employment agreement benefits would have been paid.

(g)           The employment agreement separation period upon which these amounts are based is 24 months for Messrs. McDonnell and McCullough and 12 months for Mr. Hager, except that the employment agreements require the Incentive Program award to be paid only for the year in which termination occurred. Because we met maximum goals for 2006, we show maximum awards in the Severance Incentive Award row.

(h)          Premium gross up amounts are estimates. Based upon our change in control analysis calculated as of December 31, 2006, none of our named officers would have been entitled to any income or excise tax gross-up.

(i)             The calculations reflect employment agreement provisions stating that:

•       The change in control protection period in the employment agreements is three years (in lieu of the shorter separation pay periods reflected in note (g)).

•       Mr. Hager’s change in control base salary separation pay is discounted to present value at a rate of 7.5% per annum.

•       Incentive Program awards for change in control periods are based for Messrs. McDonnell and McCullough on the assumption that we achieved target goals for the three-year period. As Mr. Hager’s agreement does not specify the Incentive Program level to be used for calculating change in control incentive pay, or whether the base salary used for the calculation is to be discounted, we have disclosed a potential incentive payout at a maximum level based on undiscounted base salary.

ANNUAL MEETING MATTERS

Quorum.   For you to approve proposals at the 2006 annual meeting, we must have a quorum. A quorum means the holders of a majority of the shares of common stock outstanding on the record date are present at the annual meeting. Stockholders are present either in person or by proxy. We generally consider present at the meeting all shares of our common stock held through a broker or other nominee that votes at least some of its customers’ shares.

Tabulation of Votes.   You may cast one vote for each share of our common stock you held on the record date on all proposals. You may vote cumulatively for directors. In other words, you may cast a number of votes equal to the number of shares of our common stock held on the record date multiplied by the number of directors to be elected. You may cast all such votes for a single nominee or distribute them among the nominees as you choose.

Stockholders elect directors by a plurality of the voted shares which we determine by reference to the number of votes for each nominee. Where, as here, stockholders are electing two directors, they elect the two nominees with the highest number of affirmative votes. You may cast your vote in favor of a director or withhold it.  We disregard withheld votes in determining a plurality.

The proposal to ratify PricewaterhouseCoopers will pass with the affirmative vote of a majority of the shares represented at the meeting in person or by proxy. We determine the percentage of shares voted affirmatively by dividing “for” votes by the total of the number of shares voted. In other words, we treat abstentions as votes against a proposal. We do not count as “against” votes any votes that are “broker non-votes.” These occur when a broker has not received directions from customers and does not have discretionary authority to vote the customers’ shares.

How Stockholders Vote.   Voters include recordholders, persons holding our common stock in our tax-qualified benefit plans, and investors holding common stock through a broker or other nominee.

Common Stock Held of Record.   You may vote shares of record if you are present at the 2007 annual meeting either in person or through your proxy. By casting a paper, Internet or telephone vote (each of which is valid under Delaware law), you appoint our Proxy Committee as your proxy to vote your shares. Three of our officers constitute the Proxy Committee, which will vote as specified all shares of our common stock for which it is proxy. To name as proxy someone other than the Proxy Committee, please contact the Corporate Secretary for instructions (the address is on page one). The person named as replacement proxy must attend and vote at the annual meeting. This Proxy Statement solicits, and you grant by voting, discretionary authority for the Committee to vote cumulatively for the election of directors. If you do not specify how you are voting your shares, the Proxy Committee intends to vote them  for the Board nominees, for ratification of PricewaterhouseCoopers, and in accordance with the discretion of the Proxy Committee on such other matters as properly come before the annual meeting.

Common Stock Held Under the Plans.   If you hold shares through our benefit plans, you may, by casting a paper, Internet or telephone vote, instruct the trustee of the benefit plans how to vote the shares allocated to your accounts. The trustee will vote your shares as you instruct. For shares of our common stock not allocated to benefit plan accounts or for which it has not received instructions, the trustee must vote the shares in the same proportion as those shares for which it received instructions. The trustee may vote benefit plan shares either in person or through a proxy. The trustee intends to vote in the same manner as the Proxy Committee on any miscellaneous matters stockholders properly bring before the annual meeting.

Common Stock Held Through a Broker or Other Nominee.   Each broker or nominee must solicit from its customers their directions on how to vote the shares the broker or nominee holds on their behalf. The broker or nominee must then vote the shares in accordance with such directions. We request brokers or nominees to forward soliciting materials to you. Whether brokers and nominees may vote shares when they have not received directions depends on the proposals and on the rules and procedures of the New York Stock Exchange. We expect that, for our proposals, the New York Stock Exchange will give brokers and nominees discretion to vote even those shares for which they have not received customer instructions.

Recasting or Revoking Your Vote.   Until the polls close (or, as applicable, until the trustee, broker or nominee votes), you may recast your votes with a later-dated voting card or an Internet or telephone vote. You may revoke your vote by following the revocation procedures of the trustee, broker or nominee or, as a recordholder, by delivering your written revocation to our Corporate Secretary before the polls close during the annual meeting.

Attendance and Voting in Person at the Annual Meeting.   Only recordholders or their properly appointed proxies, beneficial owners of our common stock who have evidence of such ownership, and our guests may attend the annual meeting. Benefit plan participants and broker customers may only vote by instructing the trustee, broker or nominee and may not cast ballots at the annual meeting unless the trustee, broker or nominee has instructed us otherwise. Recordholders who have not appointed a proxy, or who have revoked the appointment of a proxy, may cast a ballot at the annual meeting.

General Information.   We pay the cost of the annual meeting, including the cost of mailing the proxy materials. We may ask directors, officers and employees to solicit proxies by telephone, in writing, or in person. We have retained D.F. King & Co., Inc. to assist in obtaining proxies. We expect to pay D. F. King less than  $10,000 plus expenses. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of our common stock for their expenses in forwarding this Proxy Statement, the Annual Report and other Company soliciting materials to the beneficial owners.

Stockholder Proposals.   As a stockholder, you may submit proposals for consideration at the 2008 annual stockholders’ meeting. We are not considering any stockholder proposals at the 2007 annual meeting.

Including Stockholder Proposals in the 2008 Annual Meeting Proxy Statement.   If you desire to have a proposal included in our proxy statement for the 2008 annual meeting, our Corporate Secretary must receive your proposal on or before November 17, 2007 (the address is on page one). The proposal must comply with the securities regulations and our Bylaws.

Timely Notice of Nominations for Director and Other Stockholder Proposals.   Our Bylaws provide that you may not make a proposal (other than a proposal requested to be included in a proxy statement, as noted above) unless:

•                    for proposals to nominate directors, you

•                     timely deliver the proposal to the Governance Committee

•                     own at least 1% of our outstanding common stock

•                    for other proposals, you timely deliver the proposal to the Corporate Secretary.

Your proposal is timely:

•       if the meeting is to be held the second Tuesday in May and you deliver the proposal not less than 90 nor more than 120 days prior to the anniversary of our last annual meeting

•       if the Board has publicly announced in a press release, securities filing or Company website posting that a meeting is to be held in less than 60 days and on a date other than the second Tuesday in May and you deliver the proposal no later than 15 days following the announcement and no earlier than 120 days prior to the annual meeting.

To timely submit a proposal for the 2008 annual meeting if it occurs on May 13, 2008, you must deliver it no earlier than January 9, 2008 and no later than February 8, 2008.

Contents of Notice of Proposal.   Your proposal must be written. The required contents depend on whether the proposal pertains to nominating a director or to other business. The Chairman of the annual meeting has the power to determine whether the proposed business is appropriate and whether you properly brought it before the meeting.

In addition to any eligibility or other information we may require, your notice pertaining to the nomination of a director shall include:

•       as to your nominee:

•        name, age, business address and residence address

•        principal occupation or employment

•        class and number of shares of our capital stock that the nominee beneficially owns

•        any other information that the securities laws would require in a proxy statement

•        his or her signed consent to serve if elected

•       your name and address

•       the class and number of shares of our capital stock that you beneficially own and the name and address of record under which you own it.

In addition to any other information we may require, your notice concerning business other than nominating a director shall set forth:

•       a brief description of the business you desire to bring before the meeting and your reasons for conducting such business at the meeting

•       your name and address

•       the class and number of shares of capital stock that you beneficially own and the name and address of record under which you own it

•       any material interest you have in such business.

Availability of Annual Report.   The Annual Report on Form 10-K for the year ended December 31, 2006 as filed (with only new exhibits) with the Securities and Exchange Commission includes a list of all exhibits. We will furnish copies of exhibits listed in the Form 10-K if you request them in writing from our Corporate Secretary at the address on page one of this Proxy Statement. We will ask you to pay our reasonable expenses in furnishing such exhibits. You must identify yourself in your request as a beneficial owner of our common stock entitled to vote at the annual meeting. The Form 10-K, including any specific exhibits filed with it, are available at www.dstsystems.com and www.sec.gov.

Householding for Broker Customers.   Services that deliver materials to broker customers may deliver to multiple stockholders sharing the same address a single copy of our Annual Report and Proxy Statement. If you received a single copy at an address shared by other stockholders, we will promptly deliver to you upon your written or verbal request a separate copy of the documents. Make your request in writing to our Corporate Secretary (the address is on page one) or by calling 816/435-8663. To receive separate copies of our Annual Report or Proxy Statement in the future from your broker or nominee, or to receive only one copy per household, please contact the bank, broker or other nominee holding your shares.

By Order of the Board,

Randall D. Young
Vice President, General Counsel and Secretary
Kansas City, Missouri
March 16, 2007

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000004	000000000.000000 ext 000000000.000000 ext 000000000.000000 ext	000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 8, 2007.

Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
`
Proposals — The Board of Directors recommends a vote FOR the nominees listed and FOR Proposal 2.
1. Election of Directors:	For	Withhold	For	Withhold

01- A. Edward Allinson	02 - Michael G. Fitt

By signing this card, you are authorizing the Proxy Committee (if you own Com and ESPP Shares) and the Trustee of the DST Benefit Plan(s) (if you own Benefit Plan Shares) to vote your shares as you specify on the two proposals presented at the Annual Meeting or any adjournment thereof and to vote in their respective discretion on other proposals that may properly come before such meeting.

For	Against	Abstain
2. Ratification of Independent Registered Public Accounting Firm.

To vote in accordance with all of the DST Board of Directors’ recommendations, please sign and date; you need not mark any boxes. The DST Board of Directors recommends that you vote FOR each of the proposals.

SEE IMPORTANT INFORMATION ON THE REVERSE SIDE OF THIS CARD.
Non-Voting Items
Change of Address — Please print new address below.	Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting.

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.		Signature 2 — Please keep signature within the box.
/ /

		C 1234567890	J N T	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE
140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND
MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
		2 1 D V	0 1 2 4 1 6 1	MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

<STOCK#>	OOOPKC

Consent to receive annual meeting materials through Internet access:

Current regulations and standards require your consent if, as a holder of record, you wish to stop paper delivery of annual meeting materials to you and, in the future, receive e-mail notice of lnternet access to the materials. The Internet voting site for this year’s meeting allows you to consent for future years. If you are not voting over the lnternet, you may consent at www.econsent.com/dst. If you hold your DST shares through a broker or other nominee, you can stop paper delivery only by following the instructions of the broker or nominee.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — DST Systems, Inc.

Annual Meeting of Stockholders - May 8, 2007

THE DST BOARD OF DIRECTORS SOLICITS YOUR VOTE

The DST Board is making the two proposals, and they are not related to or conditioned on the approval of any other proposals which may come before the Annual Meeting.

The Com number(s) shown on the front of the card is the number of shares you held directly in certificate form or in a book entry account with DST’s transfer agent as of the close of business on the Record Date (March 12, 2007). The ESPP number shown on the front of the card is the number of shares you held with DST’s transfer agent as of the close of business on the Record Date in your book entry account for shares received through the DST Employee Stock Purchase Plan, which is suspended. The Proxy Committee appointed by the DST Board that will vote your Com and ESPP shares is comprised of Thomas A. McDonnell, Kenneth V. Hager and Randall D. Young. If you do not specify how you authorize the Proxy Committee to vote your Com and ESPP shares, you authorize it to vote FOR each of the proposals.

The ESOP and 401k numbers shown on the front of the card (“Benefit Plan Shares”) are the total number of shares you held as of the close of business on the Record Date through your participation in the DST Employee Stock Ownership Plan and/or the DST401(k) Profit Sharing Plan. If you fail to return this Voting Card or do not specify your vote, the Trustee of the applicable plan will vote the shares allocated to your benefit plan account in the same proportion as the shares held by the plan for which the Trustee receives voting instructions.

You may revoke this proxy in the manner described in the Proxy Statement dated March 16, 2007, receipt of which you hereby acknowledge.

PLEASE DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

DST Systems, Inc.
Annual Meeting of Stockholders
May 8, 2007 at 10:30 a.m.
333 West 11th St, 3rd Floor
Kansas City, MO 64105

Control Number:
Holder Account Number:
Proxy Access Number:

To:

We are pleased to deliver your proxy statement, annual report and Form 10-K via email and provide you with the opportunity to vote online.  The proxy statement, annual report and Form 10-K are now available, and you can now vote your shares for the 2007 Annual Stockholders' Meeting.  Proxies submitted by the Internet must be received by 1:00 a.m., Central Time, on May 8, 2007.

Although we are electronically notifying you of the availability of annual meeting materials on-line, you may nevertheless receive a paper mailing.  Here are some examples of when you might also receive a paper mailing:

You hold shares through a broker or other nominee.

You hold shares under a different address than the shares for which you are receiving electronic delivery.

You hold shares with a joint owner and there hasn't been consent by you and the joint owner to receive those shares electronically.

To view the 10-K, proxy statement and annual report, visit:

http://www.dstsystems.com/ic/pdf_files/10k_2006-final.pdf

http://www.dstsystems.com/ic/pdf_files/2007-proxy.pdf

http://www.dstsystems.com/ic/pdf_files/2006-annreport.pdf

To cast your vote, please visit www.investorvote.com and follow the on-screen instructions.  You will need the login validation details provided above to access the voting site.

If you have any questions regarding your account, please call 1-877-282-1168 and we will be pleased to help.  Alternatively, you may also submit your questions directly through our secure, online contact form at: www.computershare.com/ContactUs

Thank you for using our online voting service.

This email and any files transmitted with it are solely intended for the use of the addressee(s) and may contain information that is confidential and privileged.  If you receive this email in error, please advise us by return email immediately.  Please also disregard the contents of the email, delete it and destroy any copies immediately.  Computershare Limited and its subsidiaries do not accept liability for the consequences of any computer viruses that may be transmitted with this email.